EXHIBIT 10(S)
G&K SERVICES
EXECUTIVE DEFERRED COMPENSATION PLAN
(Amended and restated generally as of January 1, 2008)
Prepared By:
Leonard, Street and Deinard/AMB
Professional Association
150 S. Fifth Street #2300
Minneapolis, MN 55402
(612) 335-1500

G&K SERVICES
EXECUTIVE DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS

ARTICLE 1 The Plan	1
1.01 Establishment, Amendments and Restatements	1
1.02 Purpose of Plan; Compliance with Code Section 409A	2
1.03 Adoption by Affiliates	2
1.04 Plan Benefits Exempt from Compliance with Code Section 409A	2

ARTICLE 2 Definitions	4

ARTICLE 3 Participation	9
3.01 In General	9
3.02 Participation Conditions	10

ARTICLE 4 Participant Compensation Deferral	10
4.01 Deferral Elections	10
4.02 Minimum and Maximum Deferrals	12
4.03 Reduction of Compensation	12
4.04 Election to Defer Irrevocable	12

ARTICLE 5 Employee and employer Contributions	12
5.01 Employee Contributions	12
5.02 Employer Retirement Contributions	12
5.03 Matching Contributions	13
5.04 Employer Transition Contributions	13

ARTICLE 6 Vesting and Forfeitures	14
6.01 Fully Vested Deferral Account	14
6.02 Vesting and Forfeiture of Employer Contribution Account	14
6.03 Forfeiture of Employer Contribution Account for Competition	15
6.04 Change in Control Definitions	16

ARTICLE 7 Investment Return or Loss	17
7.01 Determination of Investment Return or Loss	17
7.02 Options For Measurement of Investment Return or Loss	18

ARTICLE 8 Accounting	19
8.01 Establishment and Crediting or Debiting of Accounts	19
8.02 Determination of Accounts	20
8.03 Statement of Account	21
8.04 Accounting Device Only	21

ARTICLE 9 Payment of Benefits	21
9.01 Retirement Benefits	21
9.02 Form and Time of Payment for Retirement Benefit or Disability Benefit	22
9.03 Payment of Disability Benefit or Exempt Benefit After a Disability	26
9.04 Minimum Benefits Payable Before Retirement or Disability	26
9.05 Unforeseeable Emergency or Hardship Distribution	28

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9.06 Withholding or Advance Benefit Distribution for FICA Taxes	30
9.07 Six Month Delay of Benefit Payments to Specified Employees	31
9.08 Lump Sum Payment of Small Non-forfeitable Benefit	32
9.09 Survivorship Benefits	33
9.10 Recipients of Payments	33
9.11 Beneficiary Designation	33
9.12 Earlier or Later Benefit Payments by Trustee	34
9.13 Tax Withholding from Benefit Payments	34
9.14 Delay of Payments for Compliance with Laws or Contractual Obligations	34
9.15 Time of Payment Generally	35

ARTICLE 10 Claims and Review Procedure	35
10.01 Claims Procedure	35
10.02 Review Procedure	36
10.03 Disability Claim for Benefits	36
10.04 Review of a Denied Disability Claim	37
10.05 Deadline to File Claim	37
10.06 Exhaustion of Administrative Remedies	37
10.07 Deadline to File Legal Action	37
10.08 Committee Discretion; Court Review	37

ARTICLE 11 Administration	38
11.01 Administration	38
11.02 Powers of the Retirement Committee	38
11.03 Actions of the Plan Sponsor and Retirement Committee	38
11.04 Delegation	38
11.05 Reports and Records	38
11.06 Correction Of Plan Errors	38

ARTICLE 12 Amendment and Termination	39
12.01 Right to Amend and Terminate	39
12.02 Protection of Participants upon Amendment and Termination	39
12.03 Plan Termination Procedures and Restrictions	39

ARTICLE 13 Miscellaneous	40
13.01 No Guaranty of Employment	40
13.02 Life Insurance and Funding	41
13.03 Non-Alienation	41
13.04 Applicable Laws	42
13.05 Form of Communication	42
13.06 Captions	42
13.07 Severability	42
13.08 Binding Instrument	42

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G& K SERVICES
EXECUTIVE DEFERRED COMPENSATION PLAN
(Amended and restated generally as of January 1, 2008)
ARTICLE 1
THE PLAN
     1.01 Establishment, Amendments and Restatements.
     (a) Plan and Plan Sponsor. As of January 1, 1989, G&K Services, Inc. (the “Plan Sponsor”), established for the benefit of certain executive and professional employees, a deferred compensation plan then known as the “G&K Services, Inc. Executive Deferred Compensation Plan” (as amended, the “Plan”). The Plan remains in effect and is intended to supplement the existing G & K Services 401(k) Savings Incentive Plan maintained by the Plan Sponsor and intended to be qualified under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to Section 12.01 of the Plan, it has been amended from time to time and was last restated in a document effective as of January 1, 2004. Since then, it has been further amended by a First Amendment dated November 11, 2005, and a Second Amendment dated December 6, 2006.
     (b) 2008 Plan Restatement. Except as otherwise specified herein, this amendment and restatement of the Plan is effective as of January 1, 2008. This instrument incorporates all previous amendments, including (i) the First Amendment, which required that the Plan be operated in compliance with Code section 409A, as of January 1, 2005 (except for Exempt Benefits); and changed the method for measurement of Investment Return or Loss; and (ii) the Second Amendment, which enhanced the Plan’s benefits as of January 1, 2007, changed the payment election provisions and certain other provisions to comply with Code section 409A, retroactively as of January 1, 2005, and changed certain administrative provisions. This amended and restated Plan document also clarifies some provisions and amends some provisions to comply with Treasury Regulations issued in 2007 under Code section 409A, but is not intended to enhance or adversely affect any Plan benefits or related rights or features in any material way, except to the extent necessary to comply with Code section 409A (with respect to those Plan benefits subject to Code section 409A).
     (c) Executive Retirement Trust. Pursuant to Section 13.02 of the Plan, the Plan Sponsor has also established a Trust under a written agreement dated in December 1989, and entitled “G&K Services, Inc. Executive Retirement Trust.” That agreement has been amended by a First Amendment dated December 6, 2006, which made changes necessary to comply with Code section 409A, and other administrative changes requested by the Trustee. The Plan Sponsor intends to request that the Trustee approve a Second Amendment (or amendment and restatement) of that agreement that would be intended to comply with Treasury Regulations issued in 2007 under Code section 409A. The Trustee who is currently receiving and holding Employer Group contributions under that Trust, with respect to this Plan, is Wells Fargo Bank, N.A.

     1.02 Purpose of Plan; Compliance with Code Section 409A.
     (a) Purpose. The purpose of the Plan is to provide designated executive and professional employees of the Employer Group (defined below) with an opportunity and an incentive to save a portion of their Compensation and to provide benefits upon death or any Separation from Service, subject to certain conditions intended to encourage their continued strong interest in the Employer Group’s success.
     (b) Compliance with Code Section 409A. During the period between January 1, 2005, and December 31, 2007, the Plan Sponsor and the Retirement Committee have, except to the extent otherwise provided in Section 1.04, operated and administered the Plan in a manner that complied in good faith with Code section 409A, Internal Revenue Service Notice 2005-1, the Proposed Regulations issued under Code section 409A on October 4, 2005, Internal Revenue Service Notice 2006-79 and subsequent guidance issued under Code section 409A, notwithstanding any contrary provisions of the Plan other than Section 1.04. After December 31, 2007, this Plan shall, except to the extent otherwise provided in Section 1.04, be interpreted, operated and administered in a manner intended to comply in good faith with Code section 409A, Internal Revenue Service Notice 2005-1 (and other Notices that have not been revoked for 2008), and the Treasury Regulations issued thereunder. After December 31, 2008, this Plan shall, except to the extent otherwise provided in Section 1.04, be interpreted, operated and administered in a manner intended to comply with Code section 409A and the Treasury Regulations issued thereunder.
     1.03 Adoption by Affiliates. With the consent of the Plan Sponsor, this Plan has been adopted by certain of the Plan Sponsor’s Affiliates (as defined below) for the benefit of such of its executive and professional employees as each such Affiliate may recommend for designation by the Retirement Committee.
     1.04 Plan Benefits Exempt from Compliance with Code Section 409A.
     (a) Treatment of Exempt Benefits. Notwithstanding any contrary provisions of the Plan other than this Section 1.04, to the extent that any portion of the balances in a Participant’s Deferral Account and Employer Contribution Account (and any subsequent Investment Returns or Losses on such balances) was no longer subject to forfeiture under Article 6 of the Plan as of December 31, 2004 (an “Exempt Benefit”), the Exempt Benefit shall be separately accounted for under the Plan, administered and paid after 2004 without regard to Code section 409A or any Plan amendment adopted after December 31, 2004, except for: (i) this Section 1.04 (including any amendments thereto); (ii) Section 9.02(b)(ii) of this instrument, which no longer includes the 20-year installment payment option and requires installment payments to be made monthly; (iii) Section 2 of the First Amendment to the Plan (dated in 2005), which is now the first paragraph of Section 7.02 of this instrument and was intended to change the method of calculating Investment Return or Loss; (iv) Section 18 of the Second Amendment (dated in 2006), which is now Section 9.06 of this instrument and is intended to comply with Code section 3121(v)(2); (v) Section 9.08 of this instrument, which allows accelerated payment of small benefit amounts; and (vi) any other amendment that is not a material modification (as defined in subsection (c) below) of the Plan (or the Trust established under Section 12.02) made after October 3, 2004, with respect to the Exempt Benefit.
     (b) Exempt Benefit Amounts. The amount of a Participant’s Exempt Benefit (if any) shall initially be equal, as of December 31, 2004, to the portion of the Participant’s Deferral Account balance derived from Compensation deferred by the Participant under a Deferral Agreement, plus the portion (if any) of the Participant’s Employer Contribution Account balance derived from Matching Contributions (if any) that was no longer subject to forfeiture under Article 6; and such account balances shall include any amounts that were required under the Plan to be credited as of that date, had not yet been credited, and were actually credited as at later time. The Exempt Benefit amount shall thereafter include any later adjustments for subsequent Investment Returns or Losses on such balances.
     (c) Material Modifications. A modification of the Plan is a “material modification” only if a benefit or right existing as of October 3, 2004, is materially enhanced or a new material benefit or right is added (whether or not permitted under Code section 409A); and such material enhancement or addition affects any Exempt Benefit; provided, however, that the none of the following actions is a material modification:
     (i) the Retirement Committee or any member of the Employer Group exercises its discretion over the time and manner of payment of an Exempt Benefit, to the extent such discretion is expressly provided under the terms of the Plan as in effect on October 3, 2004, which are set forth in the amended and restated Plan document effective as of January 1, 2004 (the “2004 Plan Document”), to the extent such discretion has not been limited or eliminated by any provision of this Plan document that applies to Exempt Benefits;
     (ii) a Participant’s exercise of any right permitted under the 2004 Plan Document with respect to an Exempt Benefit, to the extent such right has not been limited or eliminated by any provision of this Plan document that applies to Exempt Benefits;
     (iii) any reduction, limitation or elimination of an existing benefit or right with respect to an Exempt Benefit;
     (iv) any modification of or addition to the investment funds used to measure Investment Return or Loss; or
     (v) any modification, such as Section 9.08 of this instrument, that allows the Employer Group or the Retirement Committee to require distribution of the entire vested Plan benefit of a Participant, an Alternate Payee or a Beneficiary (including an Exempt Benefit and any benefits under any other Employer Group arrangements that must be aggregated with this Plan under Code section 409A) in a lump sum that does not exceed the applicable dollar amount under Code section 402(g)(1)(B) ($15,500 in 2007 and 2008).

ARTICLE 2
DEFINITIONS
     2.01 Use of Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, each of the following terms is capitalized.
     2.02 “Account” means the combined separate accounts that the Plan Sponsor maintains on its books for a Participant under the Plan. This Plan provides for Deferral Accounts and Employer Contribution Accounts. Effective as of January 1, 2005, if a Participant is entitled to an Exempt Benefit, each of those separate Accounts maintained for the Participant shall be divided into separate sub-Accounts, one containing any Exempt Benefits and another containing all other benefits accrued for the Participant in that Account. Effective as of January 1, 2005, a separate Account shall be established for any Participant who remains employed or is re-employed after a Separation from Service and is eligible to participate in the Plan for any Plan Year beginning after the Separation from Service.
     2.03 “Affiliate” means, effective as of January 1, 2005, any business entity or other person with whom the Plan Sponsor would be treated as a single employer as part of either (a) a controlled group of corporations described in Code section 414(b), or (b) a group of trades or businesses (whether or not incorporated) that are under common control as described in Code section 414(c), or some combination of such groups.
     2.04 “Alternate Payee” means a Participant’s former spouse who is entitled to receive any share of the Participant’s Account pursuant to a court order that has been qualified under Section 13.03(b).
     2.05 “Beneficiary” means a person designated pursuant to Section 9.11, to receive certain survivor benefits hereunder in the event of the death of a Participant or an Alternate Payee.
     2.06 “Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision. Except as otherwise provided in Section 1.02(b), any references to a section of the Code shall also include any Treasury Regulations issued thereunder, and any other applicable guidance issued thereunder by the Internal Revenue Service.
     2.07 “Compensation” means a Participant’s wages, salaries, fees for professional service and other amounts received (whether or not paid in cash) for personal services actually rendered in the course of employment with the Employer Group, but only to the extent the amounts are includible in gross income; provided, however, that Compensation also includes elective contributions (amounts excludible from the Participant’s gross income under Code section 125, 132(f)(4), the Qualified Savings Plan or under this Plan), notwithstanding the exclusions listed below. Compensation includes, but is not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses. Compensation does not include:

     (a) Employer Group contributions to a plan of deferred compensation (to the extent the contributions are not included in the gross income of the Participant for the taxable year in which contributed), nor any distributions from a plan of deferred compensation, regardless of whether such amounts are includible in the gross income of the Participant when distributed.
     (b) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture.
     (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option described in Part II, Subchapter D, Chapter 1, Subtitle A of the Code.
     (d) Other amounts that receive special tax benefits, such as premiums for group term life insurance.
     (e) Any cash bonuses paid to any Participant to assist the Participant in paying income taxes resulting from either the issuance of stock in the Plan Sponsor to the Participant pursuant to the Plan Sponsor’s 2006 Equity Incentive Plan, as amended (or any predecessor, successor or modification to such plan), or any employment termination-related restrictions related to such stock.
     (f) Any amounts paid under the Long-Term Cash Incentive Plan (or any successor or modification to such plan) or any other plan adopted as a substitute or replacement for equity incentives as determined by the Committee.
     (g) Employee expense reimbursements, automobile allowances, taxable or nontaxable fringe benefits (whether or not paid in cash), director’s fees, contributions made by the Employer Group under any deferred compensation plan (including without limitation this Plan and the G&K Services Supplemental Executive Retirement Plan maintained by the Plan Sponsor), payments made by the Employer Group for group insurance, hospitalization and like benefits, severance pay, or contributions made by the Employer Group under any other employee benefit plan, other than Employer Group contributions made pursuant to any salary reduction agreements described in the preceding paragraph.
     Compensation shall include the following types of compensation paid after a Participant’s severance from employment with the Employer Group to the extent such amounts are paid by 2 1/2 months after Separation from Service:
     (h) Regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments if the compensation would have been paid to the Participant prior to a Separation from Service if the Participant had continued in employment with the Employer Group.

     (i) Leave cashouts if the amounts would have been included in the definition of Compensation if they were paid prior to the Participant’s Separation from Service, and the amounts are payment for unused accrued bona fide sick, vacation, or other leave, but only if the Participant would have been able to use the leave if employment had continued.
     2.08 “Declared Rate” means, with respect to any Plan Year, the annual percentage interest rate determined by the Retirement Committee for such Plan Year, which rate shall not be less than the lowest rate paid on bank savings accounts in Minneapolis, Minnesota as of the date of such determination.
     2.09 “Deferral Account” means an account maintained for a Participant on the books of the Plan Sponsor, to which has been credited, pursuant to Article 8: (a) all Compensation deferred by the Participant under a Deferral Agreement, and (b) any Investment Return or Loss with respect to such deferred Compensation. Effective as of January 1, 2005, if a Participant is entitled to Exempt Benefits, his or her Deferral Account shall be divided into separate sub-Accounts, one containing the portion consisting of Exempt Benefits and another containing all other amounts maintained in that Deferral Account.
     2.10 “Deferral Agreement” means a written salary reduction agreement between a Participant and a member of the Employer Group pursuant to Article 4, regarding the Participant’s benefits and deferral of Compensation under this Plan.
     2.11 “Determination Date” ordinarily means the last day of each Plan Year (currently December 31); and also means any other date prescribed by the Plan as the date on which the balance of any Account is determined as provided in Section 8.02.
     2.12 “Disability” means, with respect to Exempt Benefits, the Participant’s disability as defined in the Plan Sponsor’s long-term disability plan then covering the Participant, which disability continues for at least 180 days. Disability means with respect to other benefits, that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either:
     (a) is unable to engage in any substantial gainful activity;
     (b) has received income replacement benefits for a period of not less than three months under such long-term disability plan or any other accident and health plan covering employees of the Employer Group; or
     (c) has been determined to be totally disabled by the Social Security Administration. Disability under subsections (a) and (b) shall be determined by a physician selected by the Employer Group. A Participant shall cooperate with the Employer Group, including making the Participant reasonably available for examination by physicians at the Employer Group’s request and at the Employer Group’s expense to determine whether or not the Participant is Disabled.

     2.13 “Disability Benefit” shall have the meaning, effective as of January 1, 2005, set forth in the first paragraph of Section 9.03.
     2.14 “Employer Contribution Account” means an account maintained for a Participant on the books of the Plan Sponsor, to which has been credited, pursuant to Article 8: (a) all Employer Contributions allocated for the Participant under Article 5, and (b) any Investment Return or Loss with respect to such Employer Contributions. Effective as of January 1, 2005, if a Participant is entitled to Exempt Benefits, his or her Employer Contribution Account shall be divided into separate sub-Accounts, one containing the portion consisting of Exempt Benefits and another containing all other amounts maintained in that Employer Contribution Account.
     2.15 “Employer Contributions” shall mean any Employer Group contribution amounts allocated for a Participant as Employer Retirement Contributions under Section 5.02, Matching Contributions under Section 5.03 or Employer Transition Contributions under Section 5.04.
     2.16 “Employer Group” means the Plan Sponsor and all of its Affiliates.
     2.17 “Exempt Benefit” shall, at any particular time after December 31, 2004, mean an Exempt Benefit described in Section 1.04 that remains an Exempt Benefit under the terms of Section 1.04.
     2.18 “Fiscal Year” means, effective as of January 1, 2005, the Plan Sponsor’s fiscal year, which is currently a 52 or 53-week period generally including the period from each July through the next June.
     2.19 “Fiscal Year Incentive” means Compensation consisting of a bonus or other incentive that is based on a Fiscal Year, and is otherwise scheduled to be paid within two and one-half months after such Fiscal Year.
     2.20 “Investment Return or Loss” means the positive or negative net dollar amount, as applicable, determined under Article 7 as an adjustment of a Participant’s Account balance for any Plan Year or portion thereof.
     2.21 “Normal Retirement Date” means the date a Participant attains age 60.
     2.22 “Participant” means only an executive or professional employee of any member of the Employer Group that has adopted this Plan, if such employee has been specifically designated by the Retirement Committee for participation in this Plan for the next Plan Year. The Retirement Committee shall designate the Participants eligible to participate in this Plan during each Plan Year by no later than the last day of the prior Plan Year, or with respect to deferrals of a Fiscal Year Incentive, by no later than the last day of the Fiscal Year preceding the Fiscal Year with respect to which the deferral of Fiscal Year Incentive is being made. Any such individual shall remain a Participant, to the extent of his or her Account balance, until such Account balance is either forfeited or fully distributed under the Plan.
     2.23 “Plan” means the deferred compensation plan set forth in this instrument and as amended or restated from time to time, which is now called the “G&K Services Executive Deferred Compensation Plan.”

     2.24 “Plan Sponsor” means G&K Services, Inc., a Minnesota corporation.
     2.25 “Plan Year” means the twelve (12) month period commencing each January 1 and ending the following December 31.
     2.26 “Qualified Savings Plan” means the G&K Services 401(k) Savings Incentive Plan, a qualified profit sharing plan containing a “cash-or-deferred arrangement” within Code section 401(k), established by the Plan Sponsor as of March 1, 1986, and as amended from time to time.
     2.27 “Retirement Benefit” means the retirement benefit described in Section 9.01.
     2.28 “Retirement Committee” means the Retirement Committee from time to time appointed by the Board of Directors of the Plan Sponsor to administer its Qualified Savings Plan. The Retirement Committee shall be this Plan’s Plan administrator.
     2.29 “Separation from Service” means, effective as of January 1, 2005, and solely for purposes of this Plan, the Participant’s Termination of Employment with the Employer Group (as defined at the end of this Section 2.29); provided, however, that:
     (a) Unless the Participant has resigned or been discharged from such employment, his or her employment with the Employer Group shall be treated as continuing, without a Separation from Service, while he or she is on military leave, sick leave or other bona fide leave of absence, if the period of such leave does not exceed six months or, if longer, any period during which the Participant’s right to return to active service with the Employer Group is provided either by applicable statute or by contract. If any such leave exceeds six months and the Participant has no statutory or contract right to return to active service with the Employer Group, he or she will be deemed to have a Separation from Service on the day after such six-month period ends. A leave of absence is a “bona fide leave of absence” only if there is a reasonable expectation that the Participant will return to perform services for the Employer Group.
     (b) Whether or not the Participant ceases to be a common-law employee of the Employer Group, his or her service with the Employer Group shall be treated as continuing, without a Separation from Service, while the Participant continues to provide bona fide services to any member of the Employer Group, in any capacity (other than as a member of its Board of Directors), as an employee, independent contractor or otherwise, at a level that is 50% or more of the average level of bona fide service performed by the Participant for the Employer Group in any capacity during the immediately preceding 36-month period (or any lesser period of such service), unless the following paragraph applies to the Participant.
     (c) Except as otherwise provided in paragraph (a) above, the Participant shall be treated as having a Separation from Service with the Employer Group if either (i) the Employer Group and the Participant reasonably anticipate that, as of a particular date, the Participant will no longer provide any services to the Employer Group (in any capacity); or (ii) any agreement or arrangement for continuing services to the Employer Group indicates that the Employer Group and the Participant reasonably anticipate that, as of a particular date, the level of bona fide services will permanently decrease to less than 50% of the average level of bona fide services provided during the preceding 36-month period (or any lesser period of such service).
     (d) For purposes of this definition of “Separation from Service,” any measurement of the level (or average level) of a Participant’s bona fide services during any period shall be based on work hours that are generally taken into account in determining the Participant’s compensation from the Employer Group, except as provided otherwise in the following sentence. During any portion of the Participant’s bona fide leave of absence described in paragraph (a) above, before the Participant’s Separation from Service occurs, such measurement shall be based on the following factors, as applicable: (i) if the Participant is receiving any form of compensation from the Employer Group during the leave, the Participant shall be treated as providing the same level of bona fide services as would have been required for such compensation in the absence of the leave; or (ii) if the Participant is not receiving any form of compensation from the Employer Group during the leave, the period of the leave is disregarded.
     (e) For purposes of this definition of “Separation from Service,” but not the following definition of Termination of Employment, the definition of “Employer Group” shall be modified as provided in the definition of Separation from Service under Code section 409A, by reducing certain ownership thresholds from 80% to 50%.
     2.30 “Termination of Employment” shall mean the Participant’s ceasing to be employed as a common-law employee of the Employer Group for any reason whatsoever, voluntary or involuntary, other than by reason of his or her death or an approved leave of absence.
     2.31 “2004 Plan Document” means the amended and restated Plan document effective as of January 1, 2004.
ARTICLE 3
PARTICIPATION
     3.01 In General. Each Participant shall be entitled to participate in this Plan as of the first day of the Plan Year following his or her selection as a Participant for that Plan Year (or with respect to deferrals of Fiscal Year Incentives, as of the first day of the Fiscal Year following his or her selection as a Participant for that Fiscal Year). A Participant’s right to defer Compensation and receive any further allocations of Employer Contributions shall cease at the earliest of (a) the Participant’s death, (b) the Participant’s Termination of Employment, (c) the Participant’s Separation from Service, or (d) the beginning of any Plan Year following the Plan Year of the Participant’s initial eligibility, if the Retirement Committee does not select the employee as a Participant for such following Plan Year.
     If a Participant does not have a Termination of Employment, but is not eligible to defer Compensation or receive any further allocations of Employer Contributions for any Plan Year, the balance of his or her Account shall nevertheless continue to be credited or debited with any

Investment Return or Loss as of each Determination Date, except as otherwise provided in Section 12.03, until the entire Account balance is paid or forfeited under this Plan.
     3.02 Participation Conditions. As a condition of participation in and receipt of benefits under this Plan, each Participant agrees to (a) make an investment fund measurement election under Section 7.02(a), (b) observe all rules and regulations established by the Plan Sponsor or the Retirement Committee for administering the Plan, and (c) abide by all decisions of the Plan Sponsor or the Retirement Committee in the construction and administration of the Plan.
ARTICLE 4
PARTICIPANT COMPENSATION DEFERRAL
     4.01 Deferral Elections. Except as otherwise provided in this Section 4.01, it is effective as of January 1, 2005.
     (a) General Rule. Except to the extent provided otherwise in subsection (c) below with respect to Fiscal Year Incentives, if a Participant is eligible to participate in this Plan for a Plan Year, the Participant may elect to defer payment of a portion of his or her Compensation to be earned for services performed during that Plan Year, until the time such deferred Compensation becomes payable under this Plan, by timely filing an executed Deferral Agreement with the member of the Employer Group employing that Participant. Effective as of January 1, 2007, for purposes of deferring Compensation paid for a payroll period that began in the preceding Plan Year and includes the last day of the preceding Plan Year, all services performed during that period shall be treated as performed in the Plan Year in which the Compensation for that payroll period is paid, even if some of those services were performed in the preceding Plan Year.
     (b) Time for Deferral Election. To be effective, a Deferral Agreement must be filed with such member of the Employer Group before the first day of the Plan Year in which the Participant will perform the services for any Compensation that is to be deferred (except as otherwise specifically provided in this Article 4); and the Deferral Agreement shall remain in effect for that Plan Year and each later Plan Year in which the Participant remains eligible to defer Compensation under this Plan, unless the Participant revokes or amends the Deferral Agreement (in the same manner provided for a new Deferral Agreement) before the beginning of any such later Plan Year, or an earlier revocation is permitted as described in Section 4.04.
     (c) Compensation Based on Fiscal Year — 2007. This subsection (c) is effective as of January 1, 2007, and through December 31, 2007. A Participant’s Deferral Agreement may include an election to defer payment of a Fiscal Year Incentive, but only to the limited extent permitted under one of the following two subsections:
     (i) Performance-Based Fiscal Year Incentive. If the Participant is eligible to earn a Fiscal Year Incentive that is Performance-Based (as defined in the next paragraph) for the Fiscal Year ending within a Plan Year, and the Participant has performed services for the Employer Group continuously during the entire portion of such Fiscal Year before the Plan Year begins (or any shorter period after the performance criteria were determined for that Fiscal Year), then the Participant’s Deferral Agreement for that Plan Year may include an election to defer a portion (up to the limit stated in Section 4.03) of the Performance-Based Fiscal Year Incentive under this Plan, except for any portion that is not Performance-Based because it has been promised to the Participant by the Company or the performance criteria on which that portion is based has become readily ascertainable (as defined under Code section 409A) before that election is made.
     Any Fiscal Year Incentive for which a Participant is eligible is “Performance-Based” only if (A) it is contingent on the satisfaction of organizational or individual performance criteria (unrelated to the value of the Plan Sponsor’s capital stock) during a Fiscal Year of at least 52 weeks; (B) such criteria have been established in writing within 90 days after the beginning of the Fiscal Year and before satisfaction of the criteria is substantially certain; and (C) any subjective performance criteria are (1) bona fide; (2) relate to the performance of the Participant, any group of employees that includes the Participant or a business unit (including the Employer Group) for which the Participant provides services; and (3) will not be determined, in whole or in part, in the discretion of the Participant, any member of his or her family (as defined under Code section 409A), or any person under the effective control of the Participant or any such family member, nor may any of those persons determine any amount of the Fiscal Year Incentive that is based on subjective performance criteria.
     (ii) New Participant Exception. If a Participant making a Deferral Agreement for a Plan Year does not qualify to make a deferral election under the preceding subsection (i), and has not been eligible to participate in this Plan (except for any Investment Return or Loss adjustments to an existing Account balance) at any time during the two immediately preceding Plan Years, then the Participant’s Deferral Agreement may include an election to defer a portion (up to the limit stated in Section 4.03) of the following fraction of any Fiscal Year Incentive earned during the Fiscal Year that ends within the Plan Year covered by the Deferral Agreement, whether or not that Fiscal Year Incentive is Performance-Based. The numerator of such fraction is the number of days in the portion of the Fiscal Year that begins on the first day of the Plan Year covered by the Deferral Agreement, and the denominator is that same number of days plus the number of days (if any) in which the Participant performed services for the Employer Group during the portion of that same Fiscal Year which ended before that Plan Year begins.
     (d) Compensation Based on Fiscal Year — 2008. This subsection (d) is effective as of January 1, 2008. A Participant’s Deferral Agreement may include an election to defer payment of a Fiscal Year Incentive, by filing an executed Deferral Agreement with a member of the Employer Group employing that Participant. To be effective, a Deferral Agreement must be filed with such member of the Employer Group before the first day of the Fiscal Year in which the Participant will earn the Fiscal Year

Incentive. The Deferral Agreement shall remain in effect for that Fiscal Year only unless an earlier revocation is permitted as described in Section 4.04.
     4.02 Minimum and Maximum Deferrals. A Participant’s Deferral Agreement shall specify an amount, if any, that the Participant elects to defer under the Plan, expressed as a percentage (no less than 1%, and subject to the following limits), from each of the following types of his or her Compensation for the Plan Year:
     (a) a separate percentage (if any), not more than 25%, to be deferred from Compensation payable as base salary; and
     (b) a separate percentage (if any), not more than 50%, to be deferred from any Compensation payable in cash as a Fiscal Year Incentive.
     4.03 Reduction of Compensation. A Participant’s Compensation otherwise payable during the Plan Year shall be reduced by the amount of any deferral set forth in his or her Deferral Agreement for that Plan Year (or the previous Plan Year, if applicable under Section 4.01(a) with respect to the payroll period for which such payment is made or under Section 4.01(d) to with respect to a Fiscal Year Incentive), unless the Deferral Agreement is terminated during the Plan Year as described in Section 4.04. The reduction of Compensation payable as base salary shall occur ratably for each pay period affected by the Deferral Agreement during the applicable Plan Year, and the reduction of Compensation payable as a bonus or other cash incentive shall occur whenever such incentive is due to be paid during the Plan Year.
     4.04 Election to Defer Irrevocable. A Participant’s election to defer Compensation shall be irrevocable for each Plan Year (or Fiscal Year for a Fiscal Year Incentive), unless the Retirement Committee permits the Participant to revoke the Deferral Agreement during the Plan Year (or Fiscal Year) under Section 9.05(a) or the Plan is terminated as permitted under Article 12.
ARTICLE 5
EMPLOYEE AND EMPLOYER CONTRIBUTIONS
     5.01 Employee Contributions. As of each payroll date during a Plan Year, the Plan Sponsor shall credit (pursuant to Section 8.01) to each Participant’s Deferral Account an amount equal to the percentage of the Participant’s Compensation otherwise payable on that payroll date and elected to be deferred by the Participant under Article 4 during that Plan Year (or the previous Plan Year, if applicable under Section 4.01(a) to the payroll period for which such payment is made or under Section 4.02 to Fiscal Year Incentive paid in that Plan Year).
     5.02 Employer Retirement Contributions. On a weekly basis during each Plan Year, the Plan Sponsor shall also credit (pursuant to Section 8.01), to the Employer Contribution Account of each Participant who is eligible under the following subsection (a), an “Employer Retirement Contribution” allocated by the Employer Group, in an amount equal to the sum of the amounts determined under subsection (b) below:
     (a) Eligible Participant. A Participant is eligible for an Employer Retirement Contribution during a Plan Year if he or she is eligible under Section 3.01 to defer

Compensation during the Plan Year as provided in Article 4; and also satisfies either of the following conditions as of the day before the Plan Year begins:
     (i) the Participant is employed by the Employer Group in a position designated in its employment records as Vice President or any higher office; or
     (ii) the Participant has been employed by the Employer Group for at least the entire preceding Plan Year in a position designated in its employment records as General Manager or Director, and below the level of Vice President.
     (b) Amount of Employer Retirement Contribution. The dollar amount of the Employer Retirement Contribution allocated each week during a Plan Year, for any Participant who is eligible under the preceding subsection (a) for the Plan Year, is equal to the sum of the following amounts:
     (i) 2.5% of the Participant’s Compensation paid during each week of the Plan Year, plus
     (ii) 4% of the Participant’s Excess Compensation paid during any week of the Plan Year in which the Participant is paid Excess Compensation. For purposes of this subsection (b), “Excess Compensation” means Plan Year Compensation in excess of $200,000 (or such other amount as the Commissioner of Internal Revenue may prescribe in accordance with section 401(a)(17)(B) of the Code). Such other amount is $225,000 for 2007 and $230,000 for 2008.
     An Employer Retirement Contribution for a Plan Year will be allocated for each Participant who is eligible for that allocation during the Plan Year, whether or not the Participant elected to defer any Compensation under Article 4 for the Plan Year.
     5.03 Matching Contributions. On a weekly basis during each Plan Year, the Plan Sponsor shall also credit (pursuant to Section 8.01), to the Employer Contribution Account of each Participant who is eligible under Section 5.02(a) for allocations of Employer Retirement Contributions for the Plan Year, a “Matching Contribution” allocated by the Employer Group, in an amount equal to 50% of any Eligible Contributions deferred by the Participant from Compensation otherwise payable during that week of the Plan Year.
     “Eligible Contributions,” for purposes of allocating weekly Matching Contribution for a Participant, means the Compensation deferred by the Participant under this Plan for that week of the Plan Year, but excluding any amount in excess of 10% of the Participant’s Compensation for that week of the Plan Year.
     5.04 Employer Transition Contributions. On a weekly basis during each Plan Year, the Plan Sponsor shall also credit (pursuant to Section 8.01), to the Employer Contribution Account of each Participant who is eligible under the following subsection (a), an “Employer Transition Contribution,” in an amount equal to the applicable percentage (in the table set forth in subsection (b) below) of the eligible Participant’s Compensation paid during that week of the Plan Year.

     (a) Eligible Participant. A Participant is eligible for an Employer Transition Contribution for a Plan Year if he or she is eligible to defer Compensation during the Plan Year under Article 4, and has attained age 50 by the first day of the Plan Year, but only if, as of December 31, 2006, he or she was a participant in both the G&K Services Pension Plan maintained by the Plan Sponsor (the “Qualified Pension Plan”), and the G&K Services Supplemental Executive Retirement Plan maintained by the Plan Sponsor, and the Participant had by then either:
     (i) attained age 50 and completed at least five years of service for vesting purposes under the Qualified Pension Plan; or
     (ii) if he or she had not attained age 50, the total of the Participant’s age and years of service for vesting purposes under the Qualified Pension Plan was at least 60.
     (b) Amount of Employer Transition Contribution. The dollar amount of the Employer Transition Contributions allocated for any such eligible Participant during a Plan Year is based on his or her age on January 1 of that Plan Year, and Compensation paid during that Plan Year, as shown in the following table:

Participant’s Age (on January 1 of the Plan Year)	Employer Transition Contribution

At least 50, but less than 55	1% of Compensation

At least 55, but less than 60	2% of Compensation

At least 60	3% of Compensation
     An Employer Transition Contribution for a Plan Year will be allocated for each Participant who is eligible for that type of Employer Contribution during the Plan Year, whether or not the Participant elected to defer any Compensation under Article 4 for the Plan Year.
ARTICLE 6
VESTING AND FORFEITURES
     6.01 Fully Vested Deferral Account. The interest of a Participant (or any Alternate Payee with respect to the Participant) in the Participant’s Deferral Account, consisting of the amounts deferred from the Participant’s Compensation under the Plan, and any Investment Return or Loss attributable to such amounts, shall be fully vested and non-forfeitable at all times.
     6.02 Vesting and Forfeiture of Employer Contribution Account. The interest of a Participant (or any Alternate Payee with respect to the Participant) in the Participant’s Employer Contribution Account, consisting of allocated Employer Contributions and any Investment Return or Loss attributable to such contributions, shall initially be entirely forfeitable under the last paragraph of this Section 6.02, but will become fully vested and non-forfeitable as follows:

     (a) Upon the Participant’s death or attainment of his or her Normal Retirement Date while employed as a common-law employee of the Employer Group;
     (b) If the Participant’s Termination of Employment (or any earlier Separation from Service) occurs before his or her Normal Retirement Date, then the Participant (and any Alternate Payee with respect to the Participant) shall be entitled, subject to the Competition forfeiture provided in Section 6.03, to a vested percentage of such amounts equal to 10% for each Plan Year in which the Participant (or any Alternate Payee with respect to the Participant) is credited with at least 1,000 “Hours of Service” (as defined in the Qualified Savings Plan) with the Employer Group, beginning with the Participant’s first full Plan Year of eligibility under this Plan (which excludes a Plan Year in which a Participant is permitted to make a Deferral Agreement with respect to a Fiscal Year Incentive, but is not permitted to make a Deferral Agreement with respect to Compensation otherwise earned during the Plan Year that includes the first day of that Fiscal Year), and excluding any service before January 1, 1989; or
     (c) Upon a Change in Control (as defined in Section 6.04), unless otherwise determined by the Board of Directors and a majority of the Continuing Directors (as defined in Section 6.04), that occurs while the Participant is employed as a common-law employee of the Employer Group, whether or not such employment is terminated upon or after such Change in Control.
     If a Participant’s Termination of Employment (or any earlier Separation from Service) occurs before the interest of the Participant (and any Alternate Payee with respect to the Participant) in the Participant’s Employer Contribution Account becomes fully vested under this Section 6.02, the non-vested percentage of the Employer Contribution Account determined under the preceding subsection (b) shall be forfeited as of the date of such Termination of Employment (or earlier Separation from Service).
     6.03 Forfeiture of Employer Contribution Account for Competition. Notwithstanding anything to the contrary in Section 6.02, the entire remaining balance of the Employer Contribution Account of a Participant (and any Alternate Payee with respect to the Participant) shall be forfeited if the Participant enters into Competition (as defined below) with the Employer Group within three years after his or her Termination of Employment (or any later Separation from Service), except that this Section 6.03 shall not apply if the Participant remained a common-law employee of the Employer Group on or after his or her Normal Retirement Date, or the Participant dies before any such Competition occurs.
     For purposes of this Plan, “Competition” means directly or indirectly:
     (a) engaging (as an owner, independent contractor or as a managerial or executive employee) either alone or in conjunction with any person or entity, in any activity in the branded identity apparel or facilities services businesses, including, but not limited to, the industrial laundry, textile and mat rental services or direct purchase industry that competes with the Employer Group by providing services or goods similar to those provided by the Employer Group to its customers within any market area served by the Employer Group at the time of the Participant’s Termination of Employment (or any later Separation from Service); or
     (b) disclosing or using for personal or another’s benefit any confidential proprietary information or trade secret of the Employer Group, including without limitation any list or other information concerning the Employer Group’s customers or agreements with customers.
     Pursuant to the authority granted in Section 11.02, the Retirement Committee may establish rules and procedures for establishing whether or not a Participant has entered into Competition with the Employer Group.
     6.04 Change in Control Definitions. Effective as of January 1, 2005, whenever used in this Article 6, the following words and phrases shall have the meanings set forth below, unless the context plainly requires a different meaning; and when the defined meaning is intended, each of the following terms is capitalized:
     (a) “Change in Control” means either the acquisition, during a 12-month period ending on the date of the latest such acquisition, of substantially all of the assets of the Plan Sponsor (except as provided in subsection (c) below); or the replacement of more than 50% of the members of the Board of Directors of the Plan Sponsor, within 30 days following the closing date of the earlier of the following two events, by directors whose appointment or election is not endorsed by a majority of its directors who were in office immediately before such closing date:
     (i) the acquisition, during a 12-month period ending on the date of the latest such acquisition, of Beneficial Ownership (as defined in subsection (b) below) of more than 50% (including stock held at the beginning of such 12-month period) of the total fair market value or total voting power of the stock of the Plan Sponsor, by a person or group acting together who did not own such percentage before such 12-month period; or
     (ii) a merger of the Plan Sponsor that results in the cancellation of the Plan Sponsor’s capital stock or the issuance of additional Plan Sponsor stock to a person (or group acting together) who would as a result of such merger hold Beneficial Ownership of more than 50% of the voting power of all Plan Sponsor stock.
     (b) “Beneficial Ownership” of stock by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the regulations promulgated thereunder. “Beneficial Ownership” of more than 50% of any voting equity security may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership. If the forfeitability provisions of Section 6.02 are eliminated by reason of clause (a)(i) of this Section 6.04, the forfeiture provisions of Section 6.02 shall not become applicable again should any such person or group cease to Beneficially Own 50% or more of any voting equity security of the Plan Sponsor.
     (c) Asset Acquisition Exceptions. However, an acquisition of substantially all of the Plan Sponsor’s assets is not a “Change in Control” if the assets are transferred to any of the following:
     (i) a shareholder of the Plan Sponsor (immediately before the transfer) in exchange for, or with respect to, the shareholder’s stock in the Plan Sponsor;
     (ii) any entity, 50% of the total value or voting power of which is Beneficially Owned, directly or indirectly, by the Plan Sponsor;
     (iii) a person or group acting together that Beneficially Owns (immediately before the transfer), directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Plan Sponsor; or
     (iv) an entity, at least 50% of the total value or voting power of which is Beneficially Owned, directly or indirectly, by a person described in the preceding clause (iii).
     For purposes of the preceding four exceptions, except as otherwise provided therein, a person’s status is determined immediately after the transfer of the assets.
     (d) “Continuing Directors” are (i) directors who were in office before the time any events described in subsection (a) of this Section 6.04 occurred, or any person publicly announced an intention to acquire 20% or more of any equity security of the Plan Sponsor; (ii) directors in office for a period of more than two years as of the date that the status of the director is being determined, and (iii) directors nominated and approved by the Continuing Directors.
ARTICLE 7
INVESTMENT RETURN OR LOSS
     7.01 Determination of Investment Return or Loss. This Section 7.01 is effective as of January 1, 2006. The Investment Return or Loss for a Participant’s Account shall be determined by the Retirement Committee as of each Determination Date; and shall be the net amount necessary to increase or decrease (as applicable) the balance of the Participant’s Account to the amount it would have been on that date if any balance of the Account and any deferred Compensation and Employer Contributions credited thereto under Section 8.01 as of various dates during the period after the immediately preceding Determination Date had actually been invested through the Determination Date in one or more of the investment funds described below and chosen by the Participant for that period pursuant to Section 7.02.
     More specifically, if any of the investment funds chosen as a measurement reference by a Participant is adjusted periodically for changes in market value, and that fund has a gain or loss in market value during any part of the period between Determination Dates in which any portion of his or her Account is deemed to be invested in that fund, that portion of the Account shall be increased or decreased by the same percentage gain or loss, as applicable, as that enjoyed or suffered by the investment fund for the same period; and the net sum of any such increases and decreases will be added to any increases or decreases in other portions of the Account that may result from increases or decreases in the value of any other investment funds in which such other portions are deemed to be invested during the same period.
     7.02 Options For Measurement of Investment Return or Loss.
     (a) Annual Investment Fund Election. Solely for the purpose of determining a Participant’s Investment Return or Loss as of any Determination Date within each Plan Year, each Participant shall make an election (in the manner prescribed by the Retirement Committee) at the beginning of each Plan Year (or for a Participant whose first Deferral Agreement is with respect to a Fiscal Year Incentive, at the time the Deferral Agreement is made) or any other time permitted under this Section 7.02, to treat his or her Account (including all deferred Compensation, and Employer Contributions credited thereto for the Plan Year) as if it were invested for the applicable part of the Plan Year in one or more of the investment funds described in Exhibit A attached to the Plan and hereby made a part hereof for the applicable portion of the Plan Year, according to the percentage or percentages selected by the Participant and totaling 100%. No employee of the Employer Group shall be permitted to be a Participant unless the employee makes such an election; provided, however, that if for any reason a Participant has no election in effect, his or her Investment Return or Loss shall be measured with reference to a default investment fund designated by the Retirement Committee on Exhibit A, and that designation shall be treated as the Participant’s election for purposes of this Article 7 until one or more other funds are elected by the Participant.
     (b) Investment Fund Election Changes. Each Participant shall be allowed to change his or her investment fund measurement election, as of any business day on which the investment funds described in Exhibit A are re-valued by their respective managers and such valuations are published in readily available financial publications, by notifying the Retirement Committee or its agent of such change at a time (on or before such business day) and in the manner prescribed by the Retirement Committee. By making such elections, each Participant shall agree that the balance of his or her Account shall be increased or decreased for that Plan Year (or the appropriate portion thereof) by an Investment Return or Loss, as applicable, based on his or her elections. To the extent necessary to determine the Investment Return or Loss for a Participant’s Account, any date on which the Participant changes an investment fund election may be treated by the Retirement Committee (or its agent) as a Determination Date for purposes of allocating Investment Return or Loss under Section 8.01. The Retirement Committee (or its agent) may place such limits on the investment fund measurement election as it deems appropriate to reflect short term trading or other restrictions and may reflect in the Investment Return or Loss the fees and charges that would have been imposed had the Account been invested in an elected investment fund.
     (c) Description of Investment Funds for Elections. The Retirement Committee will furnish each Participant with a description of each of the investment funds available for purposes of measuring Investment Return or Loss under the Plan. An “investment fund” selected by the Plan Sponsor for use as a measurement tool under this Plan may be either an actual securities fund subject to market value fluctuations or a hypothetical account invested at a specified interest rate (such as a Declared Rate) without market value fluctuations. The Retirement Committee may amend Exhibit A at any time by attaching a revised Exhibit A to the Plan and providing a copy thereof to each Participant before the new investment fund choice(s) become available for such measurement purposes. If a Participant fails to deliver an election under this Section 7.02 to the Retirement Committee (or its agent) before the beginning of any Plan Year, the Participant shall be deemed to have elected to have his or her Investment Return or Loss measured with respect to the last investment fund election he or she made under the Plan or, if any such election fund is no longer listed in Exhibit A, in the most similar fund election or elections available for the new Plan Year under the current Exhibit A, as determined in the sole discretion of the Retirement Committee.
     (d) No Other Effect of Investment Fund Elections. The measurement of Investment Return or Loss under this Article 7 for a Participant’s Account shall not require the Plan Sponsor or any Trustee appointed under Section 13.02 to invest any Plan contributions or other amounts in any such investment fund or in any other way; provided, however, that the Retirement Committee may nevertheless elect in its sole discretion to do so (or direct such Trustee to do so) with respect to such amounts or any part thereof. To the extent any such investments are made by the Retirement Committee or such Trustee, they shall be subject to the conditions of Section 13.02 and no Participant shall have any rights in any such investments except as may be expressly provided under Section13.02 or any Trust agreement established thereunder.
ARTICLE 8
ACCOUNTING
     8.01 Establishment and Crediting or Debiting of Accounts. The Plan Sponsor shall establish a combined Account on its books for each Participant, consisting of a separate Deferral Account and separate Employer Contribution Account (each of which shall be further divided into two sub-Accounts, one for an Exempt Benefit, if any, and the other for any other benefits); and shall credit or debit the following amounts to such Accounts, as applicable, at the times specified below. Effective as of January 1, 2005, a separate Account shall be established for any Participant who remains employed or is re-employed after a Separation from Service and is eligible to participate in the Plan for any Plan Year beginning after the Separation from Service.
          (a) Time for Allocation of Contributions.
     (i) Deferred Compensation and Tax Withholding. Any Compensation that is deferred by the Participant under Section 5.01 shall be credited to his or her Deferral Account as of the date the Participant would otherwise have received the Compensation. The applicable member of the Employer Group shall deduct from the Participant’s non-deferred Compensation any amounts it is required to withhold under any state, federal or local law for taxes or other charges relating to the deferral amounts and applicable at the time Compensation is deferred.

     (ii) Matching Contributions. Any Matching Contributions relating to Compensation deferred by the Participant under Section 5.01, and allocated to his or her Employer Contribution Account under Section 5.03, shall be credited as of the date the Participant would otherwise have received the deferred Compensation to which the Matching Contribution relates.
     (iii) Other Employer Contributions. Any Employer Retirement Contributions and Employer Transition Contributions allocated to the Participant’s Employer Contribution Account under Sections 5.02 and 5.04, with respect to the Participant’s Compensation for a week, shall be credited as of the date the Participant receives the Compensation for that week.
     (b) Investment Return or Loss. As of each Determination Date, the Plan Sponsor shall credit or debit, as applicable, to a Participant’s Account an amount equal to the Investment Return or Loss for the period since the immediately preceding Determination Date, as determined for the Participant under Section 7.01:
     (i) If any amount of net positive Investment Return is determined for the Account under Section7.01 for the period since the immediately preceding Determination Date, that amount shall be credited to the Account as of the latest Determination Date.
     (ii) If any amount of net negative Investment Loss is determined for the Account under Section 7.01 for the period since the immediately preceding Determination Date, that amount shall be debited against the Account as of the latest Determination Date.
     (c) Distributions. Any distributions made from a Participant’s Account balance under the Plan during the period since the immediately preceding Determination Date shall be debited against the Account as of the date of each distribution.
     (d) Forfeitures. Any forfeiture of the balance (or any portion thereof) of a Participant’s Employer Contribution Account under the Plan, during the period since the immediately preceding Determination Date, shall be debited against that Account as of the date the forfeiture occurred, if it is based on the Participant’s years of service or, if it is based on the Participant’s Competition, on the date the forfeiture is finally determined by the Retirement Committee, or, in the discretion of the Retirement Committee, as of the first day of the Participant’s Competition.
     8.02 Determination of Accounts. The balance of a Participant’s Account as of each Determination Date shall consist of the net sum of the following amounts: (a) the balance (if any) of such Account as of the immediately preceding Determination Date; plus (b) any amounts required to be credited to such Account pursuant to Section 8.01, during the period since the immediately preceding Determination Date; less (c) any amounts required to be debited against such Account pursuant to Section 8.01 during the period since the immediately preceding Determination Date.

     8.03 Statement of Account. The Retirement Committee shall provide to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Retirement Committee selects, setting forth the balances in his or her Deferral Account and Employer Contribution Account as of the last day of the Plan Year just ended.
     8.04 Accounting Device Only. A Participant’s Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant under this Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind, notwithstanding the Plan Sponsor’s purchase or retention of any assets pursuant to Section 13.02, or its creation of any trust thereunder.
ARTICLE 9
PAYMENT OF BENEFITS
     9.01 Retirement Benefits. This Section 9.01 is effective as of January 1, 2005. If a Participant’s Separation from Service occurs after his or her Normal Retirement Date, the Participant shall be entitled to receive from the Plan Sponsor a Retirement Benefit based upon the vested balance of the Participant’s Account.
     (a) Immediate Commencement. If the Participant has not elected under Section 9.02 to defer commencement of the Retirement Benefit, the Retirement Committee shall determine the vested balance of the Participant’s Account under Section 8.02, treating the Separation from Service date as a Determination Date; and the Plan Sponsor shall commence payment of the Participant’s Retirement Benefit (other than any Exempt Benefit) based upon that vested Account balance in the applicable form provided below in Section 9.02, 30 days after the date of such Separation from Service, subject to any contrary provisions of this Article 9, such as Sections 9.07 (requiring a six-month delay of certain payments to a “Specified Employee”) and 9.08 (concerning lump sum payment of certain small benefit amounts).
     (b) Time for Payment of Exempt Benefit. Notwithstanding any other provisions of this Section 9.01, if any portion of a Participant’s Retirement Benefit payable under this Section 9.01 is an Exempt Benefit, that portion shall be separately accounted for and distributed in the manner and at the time determined under the 2004 Plan Document; provided, however, that the 20-year installment payment option and the option to receive installments less often than monthly, as previously available under the 2004 Plan Document, shall no longer be available for payments commencing on or after September 19, 2007, when the Retirement Committee adopted a resolution deleting that option from the Plan.
     (c) Deferred Commencement. If the Participant has elected under Section 9.02 to defer commencement of the Retirement Benefit (other than any Exempt Benefit) until a date permitted under Section 9.02 that is later than the commencement date provided in subsection (a) above, the Retirement Committee shall determine the balance of the Participant’s Account under Section 8.02, treating the elected commencement date as a Determination Date; and the Plan Sponsor shall as of that date commence payment of the Participant’s Retirement Benefit based upon that Account balance in the applicable form provided below in Section 9.02, except as otherwise provided in Section 9.07 or Section 9.08. With respect to any portion of the Participant’s Account that is an Exempt Benefit, commencement of payment may be deferred to the extent provided under the 2004 Plan Document.
     9.02 Form and Time of Payment for Retirement Benefit or Disability Benefit. This Section 9.02 is effective as of January 1, 2005. Subject to any contrary provisions of this Article 9, if a Participant is entitled to have his or her Account balance payable as a Retirement Benefit under Section 9.01 or a Disability Benefit under Section 9.03, such balance (other than any Exempt Benefit) shall be paid as follows:
     (a) General Rules. Unless a Participant has elected otherwise under this Section 9.02, his or her Retirement Benefit or Disability Benefit (if either of them is applicable) shall be paid in 120 monthly cash installments beginning 30 days following the later of his or her Normal Retirement Date or the date of his or her Separation from Service, except to the extent that payment of the portion of a Disability Benefit derived from Employer Contributions must be delayed under Section 9.04(c) (if applicable) until after the third anniversary of his or her Termination of Employment (or any later Separation from Service). If any amount payable from an Account is not a Retirement Benefit or Disability Benefit, that amount shall be payable in cash lump sums at the times provided under Sections 9.04(b) and 9.04(c).
     (b) Permitted Elections. At any time and to the limited extent permitted by the last sentence of this subsection (b) or by Section 9.02(c), each Participant who is eligible under Section 9.02(c) to make the following elections may elect to have payment of any Retirement Benefit or Disability Benefit that he or she may earn:
     (i) made either in a cash lump sum, or in monthly installments payable during either a five-year or 10-year period; and
     (ii) commence as of the later of (A) 30 days after the Participant’s Separation from Service, or (B) any date specified in the election that is on or after his or her Normal Retirement Date and on or before his or her 65th birthday, except to the extent that payment of a Disability Benefit from an Employer Contribution Account must be delayed under Section 9.04(c) until the third anniversary of his or her Termination of Employment (or any later Separation from Service).
     A Participant’s initial election, if any, of a payment form and commencement date under this subsection (b) must be delivered to the Retirement Committee (on a form provided by the Retirement Committee) no later than the day before the first Plan Year in which he or she becomes a Participant (or if the first Deferral Agreement made by a Participant is a Deferral Agreement with respect to a Fiscal Year Incentive, then no later than the last day before the beginning of the Fiscal Year in which the Fiscal Year Incentive is earned). The Participant may not thereafter elect to change any such election

(or the payment form and commencement date applicable in the absence of an election), except to the limited extent permitted under Section 9.02(c).
     Effective as of January 1, 2005, if a new Account is established under Section 5.01 for any Participant who either remains employed or is re-employed after a Separation from Service and has any balance remaining in an Account established before the Separation from Service, the Participant may make separate elections under this Section 9.02 for the payment of Plan benefits from that new Account, unless he or she is eligible under subsection (e) below to change the form and time of payments from the pre-existing Account under the following subsection (c), in which case such changes shall apply to both the previous Account and the new Account.
     (c) Elections to Change Form and Time of Payment.
     (i) Special Elections Made in 2006. Any Participant who was eligible under the last sentence of this paragraph (i), and had not received (nor was scheduled to receive) any payments from his or her Account before 2007, was entitled to make a new election under Section 9.02(b) at any time during 2006 that was permitted by the Retirement Committee; provided, however, that any such election applied only to amounts that were not otherwise payable in 2006, was not allowed to cause an amount to be paid in 2006 that would not otherwise have been payable in that year, and did not apply to any Exempt Benefit. A Participant was eligible to make an election under this paragraph (i) only if he or she was either employed by the Employer Group as of the date this Section 9.02(c) was adopted (December 6, 2006), or was a former employee who remained eligible to commence receiving Retirement Benefits or Disability Benefits after 2006.
     (ii) Special Elections Made in 2007. Any Participant who was eligible under the last sentence of this paragraph (ii), and had not received (nor was scheduled to receive) any payments from his or her Account before 2008, was entitled to make a new election under Section 9.02(b) at any time during 2007 that was permitted by the Retirement Committee; provided, however, that any such election applied only to amounts that were not otherwise payable in 2007, was not allowed to cause an amount to be paid in 2007 that would not otherwise have been payable in that year, and did not apply to any Exempt Benefit. A Participant was eligible to make an election under this paragraph (ii) only if he or she was either employed by the Employer Group on or after the date this Section 9.02(c) was adopted (December 6, 2006), or was a former employee who remained eligible to commence receiving Retirement Benefits or Disability Benefits after 2007.
     (iii) Special Elections Made in 2008. Any Participant who is eligible under the last sentence of this paragraph (iii), and has not received (nor is scheduled to receive) any payments from his or her Account before 2009, may make a new election under Section 9.02(b) at any time during 2008 that is permitted by the Retirement Committee; provided, however, that any such election shall apply only to amounts that would not otherwise be payable in 2008, shall not cause an amount to be paid in 2008 that would not otherwise be payable in that year, and shall not apply to any Exempt Benefit. A Participant is eligible to make an election under this paragraph (iii) only if he or she was either employed by the Employer Group on or after January 1, 2008, or is a former employee who remains eligible to commence receiving Retirement Benefits or Disability Benefits after 2008.
     (iv) Elections After 2008 to Change Form and Delay Time of Payment. In addition, any Participant who is eligible under the last sentence of this paragraph (iv), and has not commenced receiving any payments from his or her Account, and whose initial commencement date is at least 12 months after the date the new election is made, may elect (at any time after 2008 that is permitted under this paragraph (iv) and by the Retirement Committee) to delay any commencement date already scheduled for his or her Retirement Benefit or Disability Benefit (other than any Exempt Benefit) under the preceding provisions of this Section 9.02, to any later date that is permitted under Section 9.02(b)(ii) and, except in the case of a Disability Benefit, is at least five years after the previously scheduled commencement date for that type of Plan benefit; and any Participant who does so may also elect to change the form of payment of that type of Plan benefit (other than any Exempt Benefit) to any form permitted under Section 9.02(b)(i); provided, however, that no election under this paragraph (iv) shall be effective until 12 months after the Retirement Committee receives the written election and, if any portion of the Participant’s Account becomes payable within such 12-month period at a time previously scheduled under the preceding provisions of this Section 9.02 (or any other Plan provision), such election shall not have any effect, and the Participant’s Account shall be payable at such previously scheduled time, in the manner previously required or elected under the Plan. An election under this paragraph (iv) may be made only by a Participant who has not attained age 59 and (A) is employed as a common-law employee of the Employer Group at the time the election is made, or (B) is a former employee of the Employer Group who remains eligible to commence receiving Retirement Benefits or Disability Benefits after the year in which he or she makes an election under this paragraph (iv).
     (v) Procedure for Subsequent Elections. Any election made by a Participant under this Section 9.02(c) shall be made (on a form provided by the Retirement Committee) and delivered to the Retirement Committee; and may at any time be prospectively revised by the Participant, but only to the limited extent provided in the other subsections of this Section 9.02 or Section 9.03.
     (vi) No Acceleration of Payments. Except to the extent specifically permitted or required under this Plan or the Trust established pursuant to Section 13.02, neither the Plan Sponsor (or the Retirement Committee) nor any Participant, Alternate Payee or Beneficiary shall have the right to have any benefit payment under this Plan paid before the time it is otherwise scheduled or required to be made under the Plan, except that any Exempt Benefit may be paid at any applicable time permitted under the 2004 Plan Document or any provision of this Plan document that applies to Exempt Benefits.
     (vii) Elections by Alternate Payee. Any Alternate Payee who becomes entitled to a share of a Participant’s Account shall have the same election rights under this Section 9.02 (other than an election made by a new Participant) as the Participant, with respect to the Alternate Payee’s share; provided, however, that any such election may be made (A) only with respect to the Alternate Payee’s share of the Participant’s Account, (B) only if the Participant would be entitled to make the same election and (C) only at a time when the Participant would be allowed to make the same election. In addition, any Alternate Payee who becomes entitled to a share of a Participant’s Account shall also have such election rights that are reflected in, or made in accordance with, the terms of a qualified domestic relations order described in Section 13.03(b); provided, however, that any such election may be made (A) only with respect to the Alternate Payee’s share of the Participant’s Account, and (B) only to the extent that the distribution form and time elected is otherwise permitted under the terms of the Plan.
     (d) Calculation of Delayed Payment Amounts. If any payments will be made from an Account under this Article 9 in a form other than an immediate lump sum payment, then for as long as that Account has an undistributed balance, it shall continue to be credited or debited as of each Determination Date with the Participant’s Investment Return or Loss (except as otherwise provided in Section 12.03); provided, however, that no further distributions shall be made from an Account during a Plan Year to the extent the Retirement Committee estimates in its sole discretion that a distribution would cause the account to have a negative balance at the next Determination Date, after taking into account any estimated decrease in the Account resulting from an Investment Loss for the Plan Year. Except as otherwise provided in the preceding sentence or Sections 9.04(b) and 9.04(c), the Participant’s installment payments for each Plan Year of any installment period shall be calculated by dividing the distributable balance of the Account at the beginning of the Plan Year by the number of whole years remaining in the installment period. As of the end of the Plan Year that includes the final scheduled installment, the Plan Sponsor shall make a final payment to the Participant, consisting of any undistributed positive balance remaining in the Account, after taking into account the Investment Return or Loss for the Plan Year. If such final balance of the Account is a negative amount, the Participant shall return such amount to the Plan Sponsor promptly after receiving a written notice requesting repayment of such deficit.
     (e) Effect of Re-employment on Scheduled Benefit Payments. If (i) a Participant’s Separation from Service has occurred, (ii) he or she is entitled to receive any payment(s) from his or her Account (other than Exempt Benefits) at a previously scheduled time after the Separation from Service, and (iii) the Participant either continues to be employed or returns to employment with the Employer Group before the balance of his or her Account has been paid or forfeited, the vested balance of the Account shall nevertheless remain payable at the time and in the manner previously elected or provided under this Plan, whether or not such employment continues, unless such payment has not commenced and the Participant elects to delay its commencement (and/or elects a different form of payment) at a time permitted under Section 9.02(b). This subsection (e) shall not apply to any Exempt Benefit or any new Account established for the Participant under Section 5.01 for any Plan Year beginning after the Separation from Service.
     9.03 Payment of Disability Benefit or Exempt Benefit After a Disability. This Section 9.03 is effective as of January 1, 2005. Subject to any contrary provisions of this Article 9, if a Participant’s Separation from Service occurs before his or her Normal Retirement Date as a result of a Disability, the Participant’s Account (other than any Exempt Benefit) shall be payable as a “Disability Benefit” at the time and in the manner provided under Section 9.02 for a Retirement Benefit, subject to any payment delay required under Section 9.04(c) or Section 9.07 (as applicable), or any different commencement date or payment method elected by the Participant under Section 9.02 for a Disability Benefit that is not an Exempt Benefit.
     If a Participant entitled to receive a Disability Benefit is also entitled to any Exempt Benefit, the Exempt Benefit shall not be treated as a Disability Benefit under this Article 9, but shall instead be payable pursuant to the provisions of the 2004 Plan Document applicable to payment of Plan benefits in the event of the Participant’s Disability.
     If a Participant dies while eligible to receive Disability Benefits, but before receiving any of those benefits, the Plan Sponsor shall pay to the Participant’s Beneficiary (or an Alternate Payee, to the extent required by the court order designating the Alternate Payee) the pre-retirement survivor’s benefit provided for in Section 9.09. If a Participant dies after receiving any amount of Disability Benefits, the Plan Sponsor shall pay to the Participant’s Beneficiary (or an Alternate Payee, to the extent required by the court order designating the Alternate Payee) the post-retirement survivor benefits, if any, due under Section 9.09.
     9.04 Minimum Benefits Payable Before Retirement or Disability. This Section 9.04 is effective as of January 1, 2005. To the extent any portion of a Participant’s Account has been assigned to an Alternate Payee, the distribution provisions of this Section 9.04 shall also apply to the Alternate Payee’s Account, so that the Alternate Payee’s Account balance will be payable at the same time as the Participant’s Account balance.
     (a) Amount of Minimum Benefit. Upon a Participant’s Separation from Service before his or her Normal Retirement Date, for any reason other than Disability, the rights of the Participant (or any Beneficiary) to benefits under this Plan shall cease, except that the Plan Sponsor shall pay to the Participant a minimum benefit from his or her Deferral Account and the portion of his or her Employer Contribution Account that is vested under Section 6.02. Subject to the service and Competition forfeiture provisions of Sections 6.02 and 6.03, the minimum benefit shall be equal to the entire balance of such Deferral Account and the vested portion of such Employer Contribution Account as of the Separation from Service date, calculated as if such date were a Determination Date, after deducting any forfeited percentage of the balance of the Employer Contribution Account.
     (b) Payment of First Portion from Deferral Account. Subject to any contrary provisions of this Article 9, the minimum benefit amount (including any applicable Disability Benefit, if the Participant’s Separation from Service occurs before his or her

Normal Retirement Date) determined under Section 9.04(a) shall be separated for payment purposes into two portions, and paid by the Plan Sponsor from the Participant’s Account as follows. The first portion, consisting of the entire balance of the Participant’s Deferral Account (except any Exempt Benefit), shall be payable as follows:
     (i) Minimum Benefit. If such first portion is not part of a Disability Benefit, such portion shall be payable in a lump sum 30 days after the date of the Participant’s Separation from Service.
     (ii) Disability Benefit. If such first portion is part of a Disability Benefit, such portion shall be payable under the applicable provisions of Section 9.02, except to the extent provided otherwise in the following sentence. If the Participant has elected to receive a Disability Benefit in the form of installments that will commence before the third anniversary of his or her Termination of Employment (or any later Separation from Service), the amount of each installment payable before that anniversary shall be determined only with respect to the balance of the Participant’s Deferral Account, until commencement of payment of the second portion (if any) of the Disability Benefit under the following subsection (c).
     (c) Payment of Second Portion from Employer Contribution Account. The second portion of the minimum benefit (or Disability Benefit), consisting of the balance of the non-forfeited percentage of the Participant’s Employer Contribution Account (except any Exempt Benefit), shall be payable (subject to the Competition forfeiture provisions of Section 6.03) from the Participant’s Employer Contribution Account in the following manner:
     (i) Minimum Benefit. If such second portion is not part of a Disability Benefit, such portion shall be payable in a lump sum (including any Investment Return or Loss credited or debited on such non-forfeited amount after the Participant’s Separation from Service), 30 days after the third anniversary of the date of the Participant’s Termination of Employment (or any later Separation from Service).
     (ii) Disability Benefit. If such second portion is part of a Disability Benefit, it shall be payable under the applicable provisions of Section 9.02, except that payment of such portion shall not commence before the third anniversary of the date of the Participant’s Termination of Employment (or any later Separation from Service). If the Participant has elected to receive a Disability Benefit in the form of installments, the amount of each installment payable after such third anniversary shall be determined with respect to the entire Disability Benefit remaining in the Participant’s Account.
     (d) Time for Payment of Exempt Benefit. If any portion of a Participant’s minimum benefit payable under this Section 9.04 is an Exempt Benefit, that portion shall be payable in the manner described in this Section 9.04, but at the time provided in the

2004 Plan Document (which is determined by reference to the Participant’s Termination of Employment, rather than the Participant’s Separation from Service).
     9.05 Unforeseeable Emergency or Hardship Distribution. Upon a written request by a Participant who is employed as a common-law employee of the Employer Group, and a finding by the Retirement Committee, based on documented facts provided by the Participant, that the necessary conditions for any of the following actions have been satisfied, the Retirement Committee shall take such actions, as applicable:
          (a) Cancellation of Deferral Election.
     (i) Unforeseeable Emergency. If the Participant is suffering from an Unforeseeable Emergency (as defined at the end of this Section 9.05), the Retirement Committee shall first cancel the Participant’s election to defer Compensation for the balance of the Plan Year in which the request is approved by the Retirement Committee (including any election to defer a Fiscal Year Incentive otherwise payable during that Plan Year); and the Participant shall not make any new Compensation deferral election for that Plan Year (including an election to defer a Fiscal Year Incentive for the Fiscal Year beginning in that Plan Year). If such cancellation is not sufficient to relieve the Participant’s Unforeseeable Emergency, the Retirement Committee shall direct a distribution from the Participant’s Account as provided under subsection (b) below.
     (ii) Hardship Distribution under Qualified Savings Plan. Whether or not a Participant suffers from an Unforeseeable Emergency, the Retirement Committee shall cancel the Compensation deferral election of any Participant who is required to cease such deferrals for at least six months, as a necessary condition for receiving a hardship distribution from the Qualified Savings Plan that has been approved by the Retirement Committee; and such cancellation shall be effective (A) for the balance of the Plan Year in which the Retirement Committee approves the Participant’s hardship distribution request under the Qualified Savings Plan (including with respect to a Fiscal Year Incentive otherwise payable during that Plan Year), and (B) if such minimum six-month period extends into the next Plan Year, for all of the next Plan Year (including any election to defer a Fiscal Year Incentive for the Fiscal Year beginning in that next Plan Year).
     (iii) Subsequent Deferral Election. If the Participant’s Compensation deferral election is canceled under this subsection (a) for any part of a Plan Year, the Participant may elect to defer Compensation under the Plan for any following Plan Year, at a time permitted under the preceding provisions of this subsection (a) and the other provisions of this Plan, if he or she remains eligible to participate under Section 3.01 for that following Plan Year.
     (b) Cash Distribution from Account. If the Participant is suffering from an Unforeseeable Emergency, and the action taken under the preceding paragraph (a)(i) is not sufficient to relieve the Unforeseeable Emergency, the Retirement Committee shall direct a cash lump sum distribution from the following portions of the Participant’s

Account (other than any Exempt Benefit): first from the Participant’s Deferral Account and, to the extent necessary, next from the portion of his or her Employer Contribution Account that has become vested under Section 6.02, in an amount that the Retirement Committee determines, based on documented facts provided by the Participant, is reasonably necessary to relieve the Unforeseeable Emergency, including amounts necessary to pay any Federal, state and local income taxes and penalties reasonably anticipated to result from the distribution.
     In addition, the Retirement Committee may direct a cash lump sum distribution from the Exempt Benefit portion of the Participant’s Account, to the extent necessary to relieve any remaining financial hardship pursuant to Section 9.06 of the 2004 Plan document, after taking into account any distribution being made under this Section 9.05(b) for an Unforeseeable Emergency based on the same facts as the financial hardship; and a distribution from the Exempt Benefit may be made whether or not the financial hardship qualifies as an Unforeseeable Emergency.
     Any such distributions shall reduce the balance of the Participant’s Deferral Account and, if applicable, the vested balance of the Employer Contribution Account; and neither the Participant, nor his or her spouse or other Beneficiary, shall be entitled to any further rights under this Plan with respect to amounts distributed to the Participant under this Section 9.05(b). For any subsequent calculation of the vested balance of the Participant’s Employer Contribution Account, the amount distributed under this Section 9.05(b) shall be added back to that account, before determining its vested percentage, and then deducted from the resulting vested amount. The Participant shall have no right to make extra deferrals of Compensation to replace any amount distributed under this Section 9.05(b).
     For purposes of this Section 9.05, “Unforeseeable Emergency” means a Participant’s severe financial hardship resulting from:
     (a) an illness or accident harming the Participant, his or her spouse (as defined in the Qualified Savings Plan), the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code section 152, without regard to its subsections (b)(1), (b)(2) and (d)(1)(B));
     (b) loss of (or damage to) the Participant’s property due to casualty; or
     (c) any other similar extraordinary and unforeseeable circumstances arising from events beyond the control of the Participant;
but only to the extent that such hardship cannot be relieved by any other reimbursement or compensation (from insurance or otherwise), or by liquidation of the Participant’s assets (to the extent that liquidation would not cause severe financial hardship). For this purpose, the Participant’s assets shall not include any distributions or loans available under the Qualified Savings Plan (or any other plan intended to be qualified under section 401(a) of the Code) or any distributions that, due to the Unforeseeable Emergency, are available under any other non-qualified deferred compensation arrangement described in Code section 409A (including a plan that would be governed by Code section 409A, but for its effective date provisions). For example, medical or funeral expenses will qualify if they cause a severe financial hardship, but not educational expenses or the purchase or improvement of a residence.
     9.06 Withholding or Advance Benefit Distribution for FICA Taxes. This Section 9.06 is effective as of January 1, 2005. The Plan Sponsor shall comply with Code section 3121(v)(2), with respect to taxes due on Employer Contributions under the Federal Insurance Contributions Act (“FICA Taxes”), by deferring the withholding and payment of FICA Taxes on the present value of a Participant’s Employer Contribution Account (as determined under that Code section) until the first date on which the balance of his or her Employer Contribution Account is no longer subject to forfeiture under Article 6 (the “Resolution Date”); and withholding such FICA Taxes as provided in the following three paragraphs (as applicable); provided, however, that, if any Plan benefits are paid to a Participant from his or her Employer Contribution Account before his or her Resolution Date, FICA Taxes shall be withheld (pursuant to Section 9.13) from each such payment, after taking into account any FICA Tax withholding obtained (without regard to Plan benefits other than additional deferrals under Section 4.01) from any other compensation payable to the Participant in that calendar year. If Participant dies after his or her benefit payments have commenced, but before his or her Resolution Date, the date of death shall be the Resolution Date for any of the Participant’s Plan benefits that have not been forfeited before his or her death.
     (a) Withholding from Benefit Payment. If the Participant’s Resolution Date occurs in the same calendar year in which any payment of his or her Plan benefits is made or commences on or after that date, all of the FICA Taxes to be withheld as of the Resolution Date shall be (i) first withheld from the next benefit payments due in that year, to the extent those payments are sufficient for that purpose and other tax withholding requirements; and (ii) to the extent necessary, withheld from a special distribution of Plan benefits pursuant to the following paragraph, in either case after taking into account any FICA Tax withholding obtained (without regard to Plan benefits other than additional deferrals under Section 4.01) from any other compensation payable to the Participant in that calendar year.
     (b) Withholding from Advance Distribution. If the Participant’s Resolution Date has occurred, and (i) payment of his or her Plan benefits will not commence by the end of the calendar year in which Resolution Date occurred, or (ii) any Plan benefit payments due in that year are not sufficient (after taking into account FICA Tax withholding obtained, without regard to Plan benefits other than additional deferrals under Section 4.01, from the Participant’s other compensation in that calendar year) to satisfy the FICA Tax withholding tax obligation due with respect to the balance of his or her Employer Contribution Account as of the Resolution Date, then the Plan Sponsor shall distribute during that year, at a time permitted under the applicable FICA Tax regulations, a lump sum portion of the Participant’s Employer Contribution Account equal to the sum of such FICA Tax withholding tax obligation and any Federal, state and local income taxes also required to be withheld under Section 9.13 as a result of that total distribution. The balance of the Participant’s Employer Contribution Account shall be reduced by the total amount of that distribution, pursuant to Section 8.01(c); and any subsequent installment distributions from that account shall be based on the reduced balance.
     (c) Treatment of Alternate Payee’s Benefit. If any portion of the Participant’s Account has been assigned to an Alternate Payee, such portion shall be taken into account under this Section 9.06 as if it were owned by the Participant, to the extent required under FICA Tax rules referenced in Section 13.03(b), but any resulting FICA Taxes will be deducted or distributed only from the Participant’s share of Plan benefits.
     9.07 Six Month Delay of Benefit Payments to Specified Employees. Except as otherwise provided below, this Section 9.07 is effective as of January 1, 2005. Notwithstanding any contrary provisions of this Plan, if a Participant is treated as a Specified Employee (as described in the following paragraph), as of the date of his or her Separation from Service, no benefits (except for any Exempt Benefits that remain in his or her Account as of that date) may be paid to the Participant under this Plan before a date that is at least six months after the date of his or her Separation from Service (or, if earlier, the date of the Participant’s death). If any payments of the Participant’s benefits (other than any Exempt Benefits) under this Plan are otherwise scheduled to be made before the end of such period, those benefit payments will be made (without interest) in a lump sum immediately after the end of such period, subject to the Competition forfeiture provisions of Section 6.03. Any Exempt Benefit shall be payable under the terms of the 2004 Plan Document. This Section 9.07 does not apply to any share of the Participant’s Account assigned to an Alternate Payee.
     (a) Specified Employee Definition. For purposes of this Plan, “Specified Employee” means an individual who is a “key employee,” as defined in the following paragraph, of the Employer Group (as determined under the last paragraph of this Section 9.07) at any time during the 12-month period ending on December 31, 2004, or ending on any later December 31st. Except as otherwise provided in the following paragraph (d), if an individual is identified as such a “key employee” during any such 12-month period, he or she shall be treated as a Specified Employee under this Section 9.12 for the 12-month period beginning on the next April 1st; provided, however, that a Participant shall not be treated as a Specified Employee if no stock of the Plan Sponsor or an Affiliate is publicly traded on an established securities market (or otherwise) as of the date of the Participant’s Separation from Service.
     (b) Key Employee Definition. This paragraph (b) is effective for determining “key employees” for any 12-month period ending on or after December 31, 2007. For purposes of the preceding paragraph, “key employee” means any employee of the Employer Group who, at any time during a 12-month period described in that paragraph: (i) has annual compensation exceeding $130,000 (as defined under Code section 409A and adjusted for inflation under section 416(i)(1)(A) of the Code), and is deemed to be an “officer” of any member of the Employer Group, because he or she is one of the highest-paid 75 employees of the Employer Group for that 12-month period; or (ii) is a more than 5% owner of the Plan Sponsor, or (iii) is a more than 1% owner of the Plan Sponsor and has annual compensation (as defined under Code section 409A) exceeding $150,000. For 12-month periods before 2007, the number of officers taken into account under clause (i) shall not exceed the greater of 3 or 10% of the total number of employees (after application of the exclusions in section 414(q)(5) of the Code), but no more than 50 officers. The Retirement Committee will make the determination of who is a “key employee” under Code section 416(i)(1) (which includes the definition of “more than 5% owner” and some other terms used in this paragraph), except that the Retirement Committee shall disregard Code section 416(i)(5), which includes as “key employees” the beneficiaries of key employees.
     (c) Effect of Corporate Transactions. If a corporate transaction combines into a single Employer Group the Plan Sponsor and any other corporation whose stock was also publicly traded on an established securities market (or otherwise) immediately before the transaction, their lists of Specified Employees shall be combined and, until the next April 1st (or any earlier date for listing Specified Employees of the combined Employer Group), the Specified Employees of the combined Employer Group shall include the highest paid 50 officers on that combined list (without regard to the 75-employee rule of paragraph (c) above), plus any other Specified Employees whose status is based on being a 1% or 5% owner in the combined Employer Group. If a corporate transaction combines into a single Employer Group the Plan Sponsor and any other corporation whose stock was not publicly traded immediately before the transaction, and any stock of a member of the combined Employer Group is publicly traded on an established securities market (or otherwise) immediately after the transaction, the Specified Employees of the Plan Sponsor’s pre-transaction Employer Group shall remain the only Specified Employees of the combined Employer Group until the next April 1st. If a corporate transaction separates the Employer Group into two separate Employer Groups, each of which has stock that is publicly traded on an established securities market (or otherwise) immediately after the transaction, the Specified Employees of the Plan Sponsor’s pre-transaction Employer Group shall remain the only Specified Employees of the separate Employer Groups until the next April 1st.
     9.08 Lump Sum Payment of Small Non-forfeitable Benefit. This Section 9.08 is effective as of January 1, 2008; and before that date, the terms of Section 16 of the Second Amendment to the 2004 Plan Document shall remain in effect. Notwithstanding any contrary provisions of this Article 9, except for Section 9.07, the Retirement Committee may, in its sole discretion, direct the Plan Sponsor to distribute in a cash lump sum, to any Participant who either has a Separation from Service or has otherwise ceased to be eligible to participate under Section 3.01, the entire unpaid and non-forfeited balance of the Participant’s Account (including any Exempt Benefit), at any time after either of such events (whether or not any installment distributions have commenced from the Account) and before such distribution is otherwise scheduled to be completed, but only if:
     (a) such balance is no longer subject to forfeiture under Article 6; and
     (b) such balance, together with the Participant’s benefits under all non-qualified deferred compensation arrangements that are sponsored by the Employer Group and are aggregated with this Plan as a “single plan” under Code section 409A, is less than the applicable dollar amount under Code section 402(g)(1)(B), as adjusted for inflation under section 402(g)(4) of the Code (to $15,500 in 2007 and 2008), as of the date of distribution under this Section 9.08, determined as if that date were a Determination Date.

     This Section 9.08 shall apply to an Alternate Payee or Beneficiary as if the recipient were a Participant; provided, however, that except to the extent permitted or required under a qualified domestic relations order described in Section 13.03(b), no payment shall be made to an Alternate Payee who is entitled to a share of a Participant’s Plan benefit until after the Participant has had a Separation from Service or has otherwise ceased to be eligible to participate under Section 3.01.
     9.09 Survivorship Benefits. If a Participant dies while employed by the Employer Group, the Plan Sponsor shall pay to the Participant’s Beneficiary a survivorship benefit equal to the balance of the Participant’s Account as of the date of Participant’s death, calculated by treating such date as a Determination Date. The survivor’s benefit shall be payable in one lump sum on the 30th day after the Participant’s death. Payment of the survivor’s benefit under this paragraph shall relieve the Plan Sponsor of the obligation to pay any benefit that the Participant would have otherwise received under the other provisions of this Article 9.
     If a Participant or Alternate Payee dies after becoming eligible for benefit payments (other than payment of any Exempt Benefit), but before receiving all of the scheduled payments, the Plan Sponsor shall pay the entire remaining unpaid and non-forfeited balance of the deceased individual’s Account, calculated by treating the date of death as a Determination Date, to the deceased individual’s Beneficiary (or Beneficiaries) in a cash lump sum on the 30th day after the deceased individual’s death.
     If a Participant or Alternate Payee dies after becoming eligible for payment of any Exempt Benefits, but before receiving all of the scheduled payments, the Plan Sponsor shall pay the remaining payments to the deceased individual’s Beneficiary (or Beneficiaries) at the same time or times as such amounts would have been paid to the deceased individual, except to the extent any of such remaining payments become payable at an earlier time under Section 9.08.
     This Section 9.09 shall apply to an Alternate Payee as if he or she were a Participant; and the first paragraph of this Section shall apply to the Alternate Payee’s Account upon the death of the Alternate Payee to whom benefits were assigned.
     9.10 Recipients of Payments. During a Participant’s life, all payments to be made by the Plan Sponsor under this Plan shall be made solely to the Participant (or an Alternate Payee with respect to the Participant). If a Participant (or any such Alternate Payee) dies before receiving all benefit payments due him or her, any subsequent payments remaining payable under this Plan shall be made to the surviving Beneficiary of the Participant (or, if applicable, of the Alternate Payee). If a surviving Beneficiary dies before receiving all the payments due such Beneficiary pursuant to this Plan, the remaining payments shall be paid to the legal representatives of the Beneficiary’s estate.
     9.11 Beneficiary Designation. Each Participant and Alternate Payee shall designate a Beneficiary (including multiple Beneficiaries to share on any basis specified by such individual) to receive benefits upon the designating individual’s death, by filing a written notice of such designation with the Retirement Committee. The Participant (or Alternate Payee) may revoke or modify that designation at any time by a further written designation except to the extent a Participant’s former spouse has been designated as the Participant’s Beneficiary by a court order assigning Plan benefits to the former spouse as an Alternate Payee. However, no such designation, revocation or modification shall be effective unless executed by the designating individual and accepted by the Retirement Committee during the designating individual’s lifetime. Any Beneficiary designation shall be deemed automatically revoked (a) if the Beneficiary predeceases the designating individual, or (b) by a marriage dissolution if the Beneficiary was the designating individual’s spouse before the dissolution, except to the extent a Participant’s former spouse has been designated as the Participant’s Beneficiary by a court order assigning Plan benefits to the former spouse as an Alternate Payee.
     If no applicable Beneficiary designation is in effect at the time when any survivor benefits payable under this Plan become due upon the death of a Participant or Alternate Payee, the Beneficiary for such benefits shall be the deceased individual’s spouse or, if no spouse is then living, the deceased individual’s children in equal shares and their issue by right of representation or, if none, the legal representatives of the deceased individual’s estate.
     If a Plan benefit is payable to a minor or person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Plan Sponsor may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or incapable person. The Retirement Committee may require proof of incompetency, minority or guardianship as it may deem appropriate before distribution of the benefit. Any such distribution shall completely discharge the Retirement Committee and the Employer Group from all liability with respect to such benefit.
     9.12 Earlier or Later Benefit Payments by Trustee. This Section 9.12 is effective as of January 1, 2005. To the extent the Trust established by the Plan Sponsor pursuant to Section 13.02 remains in effect, the benefit payment provisions of this Article 9 may be superseded in the event of certain contingencies by Trust provisions requiring payment of Plan benefits, to the extent of any remaining Trust assets allocated to this Plan, upon dates earlier or later than those provided in this Article 9.
     9.13 Tax Withholding from Benefit Payments. Notwithstanding any contrary provisions of this Article 9, the Plan Sponsor (or, if applicable, any trustee making benefit payments under the Plan) may deduct, from any benefit payment made to a Participant, Alternate Payee or Beneficiary under this Plan, any amounts the Plan Sponsor (or any such trustee) is required to withhold under any state, federal, local or foreign law for taxes or other charges relating to the Plan benefits of the recipient and applicable at the time the benefit is paid.
     9.14 Delay of Payments for Compliance with Laws or Contractual Obligations. Notwithstanding any contrary provision of this Plan, the Plan Sponsor, in its discretion, may delay any benefit payments under this Plan (other than Exempt Benefits) in any of the following circumstances, to the extent the Plan Sponsor reasonably anticipates that any of the following consequences would otherwise occur, subject to the applicable conditions of this Section 9.14:
     (a) Code Section 162(m). To the extent that the Plan Sponsor’s income tax deduction for such payments to any Participant would be limited or eliminated by the application of Code section 162(m), such payments (and all other scheduled payments to each affected Participant that are affected by such limit during the Plan Sponsor’s taxable year) may be delayed until the first year in which the Plan Sponsor reasonably anticipates that the deduction of such payments will not be barred by application of Code section 162(m).
     (b) Violation of Laws. To the extent that such payments would violate Federal securities laws or other applicable laws (except the Code), the affected payments may be delayed until the first calendar year in which the Plan Sponsor reasonably anticipates that the payments would not result in a violation of Federal securities law or such other applicable laws.
     (c) Jeopardize Plan Sponsor’s Existence as Going Concern. If such payments would jeopardize the ability of the Plan Sponsor to continue as a going concern, due to circumstances such as a material violation of loan covenants or other contractual terms to which the Plan Sponsor is a party, the affected payments may be delayed until the first calendar year in which the payments would not have that effect.
     If benefit payments are delayed for any period under this Section 9.14, those benefit payments will be made in a lump sum immediately after the end of such period, subject to the Competition forfeiture provisions of Section 6.03.
     9.15 Time of Payment Generally. Whenever any payment is required to be made at a time under this Agreement, the payment shall be made at that time or as soon thereafter as is practicable but in no event later than sixty (60) days following the required commencement date.
ARTICLE 10
CLAIMS AND REVIEW PROCEDURE
     10.01 Claims Procedure. The following shall apply with respect to claims of a Participant, Alternate Payee or Beneficiary (hereinafter referred to as the “Claimant”) with respect to claims for benefits under the Plan, other than claims governed by Section 10.03 and 10.04 below. If a Claimant believes that all or a portion of an expected benefit under this Plan has not been paid to the Claimant when due, the Claimant may file a claim with the Retirement Committee. The Retirement Committee shall notify the Claimant in writing, within 90 days after its receipt of the claim, of the Retirement Committee’s allowance or denial of the claim. The notice of the Retirement Committee’s decision shall be in writing, sent by mail to the Claimant’s last known address and, if a denial of all or a portion of the claim, shall set forth:
     (a) the specific reasons for the denial;
     (b) specific reference to pertinent provisions of the Plan on which the denial is based;
     (c) if applicable, a description of any additional information or material necessary to perfect the claim, and an explanation of why it is needed; and
     (d) an explanation of the Plan’s claims review procedure, including the name and address of the person to whom any petition for review should be directed.

     If the Retirement Committee determines that special circumstances require additional time to make a decision, the Retirement Committee shall notify the Claimant (within the 90-day period for the Retirement Committee’s response) of the circumstances and the date by which a decision is expected, and may extend the response period for up to an added 90-day period.
     10.02 Review Procedure. If a Claimant is determined by the Retirement Committee to be ineligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits than those determined by the Retirement Committee, in either case with respect to the Claimant’s claim made under Section 10.01, the Claimant shall have the opportunity to have such claim reviewed again by the Retirement Committee. The Claimant must file a petition for review with the Retirement Committee within 60 days after receipt of the notice of decision issued by the Retirement Committee. The petition shall state the specific reasons why the Claimant believes he or she is entitled to benefits or to greater or different benefits. Within 60 days after receipt by the Retirement Committee of the petition, the Retirement Committee shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Retirement Committee in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Retirement Committee shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision (written in a manner calculated to be understood by the Claimant) and the specific provisions of the Plan on which the decision is based. If the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Retirement Committee, but notice of this deferral shall be given to the Claimant.
     10.03 Disability Claim for Benefits. If a Claimant makes a claim for benefits under the Plan that is contingent on the Retirement Committee determining that the Claimant is Disabled, the Retirement Committee will give notice to the Claimant within 45 days of the Claimant’s written application for benefits of the Claimant’s eligibility or noneligibility for benefits under the Plan. If special circumstances require an extension, the Retirement Committee will notify the Claimant within the 45-day processing period that additional time is needed. The notice will specify the circumstances requiring the extension and the date a decision can be expected. The extension notice will also: (a) explain the standards for approving a disability claim; (b) state the unresolved issue(s) that prevent the Retirement Committee from reaching a decision; and (c) describe any additional information needed to resolve the issue(s). If the Retirement Committee requests the Claimant to provide additional information so it can process the claim, the Claimant will be given at least 45 days in which to provide the information. Otherwise, the initial extension cannot exceed 30 days. If circumstances require further extension, the Retirement Committee will notify the Claimant before the end of the initial 30-day extension. The notice will specify the circumstances requiring the further extension and the date a decision can be expected. In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension. If the disability claim is denied based on an internal rule, guideline, protocol, or other similar provision, in addition to the notice provisions described in this section, the Retirement Committee’s notice will provide that a copy of such rule, guideline, protocol or other similar provision is available upon request and free of charge. The notice will also identify any medical or vocational experts consulted on the claim. The Claimant may obtain reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits and may request, in writing, a list of medical or vocational experts consulted.

     10.04 Review of a Denied Disability Claim. A Claimant may request a review of the Retirement Committee’s decision regarding a disability claim within 180 days after receipt of the denial of the disability claim. This request must be in writing and addressed to the Retirement Committee. The Claimant may, but is not required to, submit written comments, documents, records and other information relating to the claim for benefits. The review will take into account any such comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will be conducted by someone different from the person who originally denied the claim. This person cannot be a subordinate of the person who originally denied the claim. If the original denial of the claim was based on a medical judgment, the reviewer will consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was. The Claimant will receive notice of the reviewer’s final decision regarding the disability claim within 45 days of the request for review.
     10.05 Deadline to File Claim. To be considered timely under the Plan’s Claims Procedures, a claim must be filed under Section 10.1 or 10.3 within one year after the Claimant knew or reasonably should have known of the principal facts upon which the claim is based. Knowledge of all facts that the Participant knew or reasonably should have known shall be imputed to the Claimant for the purpose of applying this deadline.
     10.06 Exhaustion of Administrative Remedies. The exhaustion of the Plan’s claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (a) no Claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of the Employee Retirement Income Security Act of 1974 as amended (ERISA) or under any other provision of law, whether or not statutory, until the claims procedures have been exhausted in their entirety; and (b) in any such legal action all explicit and all implicit determinations by the Retirement Committee, Trustee or Plan administrator, as the case may be, (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
     10.07 Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (a) 30 months after the Claimant knew or reasonably should have known of the principal facts on which the claim is based, or (b) six months after the Claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the Participant knew or reasonably should have known shall be imputed to every Claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.
     10.08 Committee Discretion; Court Review. The Retirement Committee and all persons determining or reviewing claims have full discretion to determine benefit claims under the Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.
ARTICLE 11
ADMINISTRATION
     11.01 Administration. Except as otherwise provided herein, the Plan shall be administered by the Retirement Committee. The Employer Group shall bear all costs of the Plan, as determined by the Plan Sponsor.
     11.02 Powers of the Retirement Committee. The Retirement Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:
     (a) to interpret the provisions of the Plan;
     (b) to find any facts necessary to determine a claim under Article 9; and
     (c) to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.
     11.03 Actions of the Plan Sponsor and Retirement Committee. All determinations, interpretations, rules and decisions of the Plan Sponsor or the Retirement Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
     11.04 Delegation. The Plan Sponsor and the Retirement Committee shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer Group or other individuals or entities. Any such delegation may allow further delegations by the individual or entity to whom the delegation is made. Any such delegation may be rescinded at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.
     11.05 Reports and Records. The Plan Sponsor and the Retirement Committee and those to whom they have delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
     11.06 Correction Of Plan Errors. The Retirement Committee, in conjunction with the Plan Sponsor, may correct any failures of the Plan to comply in operation (an “Operational Failure”), and any failure of the Plan document to comply, in either case with Code section 409A (or the Treasury Regulations issued thereunder), as the Retirement Committee deems necessary. Without limiting the Retirement Committee’s authority under the preceding sentence, the Retirement Committee, as it determines to be reasonable and appropriate, may correct the Plan document during the transition period set forth in those regulations and other guidance issued under Code section 409A, and correct any operational failure under any applicable method described in Internal Revenue Service Notice 2007-100 or any later correction procedures issued under Code section 409A. To correct an Operational Failure that is an incorrect deferral of a

Participant’s Compensation or an incorrect payment of Plan benefits, the Retirement Committee shall, to the extent permitted or required under the applicable correction procedure (a) require the Plan Sponsor to adjust the Participant’s current Compensation (or, if that is not reasonably practicable, otherwise pay or obtain repayment from the Participant); (b) retroactively correct the balances of the Participant’s Deferral Account and Employer Contribution Account, and the Investment Return or Loss on those Accounts, to reflect that correction as if the Operational Failure had never occurred; and (c) provide such statements and reports to the Participant and the Internal Revenue Service as may be required by such correction procedures.
ARTICLE 12
AMENDMENT AND TERMINATION
     This Article 12 is effective as of January 1, 2005.
     12.01 Right to Amend and Terminate. Subject to the restrictions set forth in Sections 12.02 and 12.03, the Plan Sponsor expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to amend, suspend or terminate the Plan, in full or in part, at any time and from time to time. The power to amend includes the power to change any Investment Return or Loss rates and the Declared Rate, except with respect to any such amounts derived from such rates that have already been credited to an Account. Any such Plan amendment, suspension or termination documents shall be filed with the Plan documents.
     12.02 Protection of Participants upon Amendment and Termination. No amendment, suspension or termination of this Plan shall adversely affect the rights of a Participant, Alternate Payee or Beneficiary to any non-forfeitable portion of a Participant’s Account; provided, however, that to the extent permitted under Section 9.08, or Section 12.03 in the event of a Plan termination, Plan Sponsor may in its sole discretion accelerate or delay payment of all non-forfeited amounts previously credited to Accounts (whether or not payment has commenced), to the extent permitted or required under Section 9.08 or Section 12.03.
     12.03 Plan Termination Procedures and Restrictions. If the Plan Sponsor terminates the Plan, the unpaid balance of each Account shall become fully vested and non-forfeitable, no more Compensation will be deferred under any Participant’s Deferral Agreement, each Participant’s Compensation payable after the Plan termination will be paid without regard to his or her Deferral Agreement (except for amounts already credited to his or her Account), Investment Return or Loss will no longer be credited or debited to Accounts after the Plan termination date, interest will be credited (and compounded annually) to each Account at the Declared Rate in effect on the Plan’s termination date (from that date until the Account balances have been paid to Participants or their Beneficiaries) and such balances shall be payable at the time and in the manner otherwise required or elected under the Plan, except that any Exempt Benefits shall be payable at the time and in the manner provided in the 2004 Plan Document for a Plan termination; provided, however, that, in the sole discretion of the Plan Sponsor, such payments (other than the payment of Exempt Benefits) may be accelerated or delayed as set forth below if the Plan termination occurs under any of the following circumstances:
     (a) Change in Control. If (i) the Plan is irrevocably terminated by the Plan Sponsor within the 30 days preceding or the 12 months following the occurrence of a

Change in Control (including any Change in Control defined in Section 6.04, and any other “change in control” defined under Code section 409A), and (ii) all non-qualified deferred compensation arrangements that are sponsored by the Employer Group immediately after the time of such Change in Control and would be aggregated with this Plan as a “single plan” under Code section 409A are also irrevocably terminated within such period, with respect to each participant who experienced the same Change in Control, and their vested benefits are distributed in taxable payments within 12 months after such arrangements are terminated, then the remaining vested balance of each Account (other than any Exempt Benefit) shall be paid in a cash lump sum and included in the taxable income of the each recipient on the date of such payment; and each such payment shall be made on or before the last day of the 12-month period beginning on the Plan termination date. For purposes of this subsection (a), “Plan Sponsor” shall mean the employer that remains primarily liable, immediately after the Change in Control, for payment of Plan benefits.
     (b) Dissolution of Plan Sponsor. If the Plan is terminated within 12 months of the Plan Sponsor’s dissolution and that dissolution is taxable under Code section 331, then the remaining balance of each Account (other than any Exempt Benefit) shall be paid in a cash lump sum and included in the taxable income of each recipient on the date of such payment; and each such payment shall be made on or before the end of the later of the following years: (i) the calendar year in which the Plan is terminated, or (ii) the first calendar year in which the payment is administratively practicable.
     (c) Discretionary Plan Termination. If the Plan is terminated in the discretion of the Plan Sponsor, the payment of Plan benefits (other than any Exempt Benefits) may be accelerated as provided below, but only if all of the following conditions are satisfied: (i) neither of the preceding subsections (a) and (b) apply to the Plan termination; (ii) the liquidation of the Plan is not associated with a turndown in the financial health of the Plan Sponsor or the Employer Group; (iii) all non-qualified deferred compensation arrangements that are sponsored by the Employer Group and would be aggregated with this Plan as a “single plan” under Code section 409A (if the same Participant participated in all of those arrangements) are also terminated; (iv) no member of the Employer Group adopts (at any time within three years after the Plan’s termination and liquidation) any new non-qualified deferred compensation arrangement that would be aggregated with this Plan in that same manner; (v) the Plan Sponsor shall continue to pay benefits (other than any Exempt Benefits) under this Plan and such other terminated arrangements, as if none of them had terminated, for at least the first 12-month period beginning on the Plan termination date; and (vi) the remaining balance of each Account (other than any Exempt Benefit) and all remaining benefits under such other terminated arrangements shall be paid within 24 months after the Plan termination date in the form of cash lump sums that are included in the taxable income of each recipient on the date of such payment.
ARTICLE 13
MISCELLANEOUS
     13.01 No Guaranty of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between any member of the Employer Group and any

Participant or other employee. Nothing contained herein shall give any Participant or other employee the right to be retained in the employ of the Employer Group or in any existing position, or to interfere with the right of any member of the Employer Group to discharge any Participant or other employee at any time, nor shall it give any member of the Employer Group the right to require any Participant or other employee to remain in its employ or to interfere with the right of a Participant or other employee to terminate employment at any time.
     13.02 Life Insurance and Funding. To the extent permitted under applicable laws, the Plan Sponsor in its sole discretion may apply for and procure as owner and for its own benefit, insurance on the life of a Participant, in such amounts and in such forms as the Plan Sponsor may choose. The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Plan Sponsor shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Plan Sponsor has applied for insurance.
     The rights of a Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate) to benefits under the Plan shall be solely those of an unsecured general creditor of the Plan Sponsor. Any insurance policy on the life of a Participant or former Participant, or other assets acquired by or held by the Plan Sponsor, shall not be deemed to be held under any trust for the benefit of any Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate), or as security for the performance of the obligations of the Plan Sponsor, but shall be and remain, general, unpledged and unrestricted assets of the Plan Sponsor.
     The Plan Sponsor may establish a trust to facilitate management of any life insurance and other assets that may be used to pay Plan benefits, but the assets of any such trust shall remain subject to the claims of the Plan Sponsor’s general creditors; and no Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate) shall have any right to any of such assets, except in the capacity as unsecured general creditor of the Plan Sponsor. To the extent that any of the benefits accrued for a Participant under this Plan are paid to a Participant or Alternate Payee (or his or her spouse, other Beneficiary or estate) by the trustee of such a trust, the Participant’s Account shall be reduced by the amount of such payment and the Plan Sponsor’s obligation, if any, to pay that amount of benefits under this Plan shall be discharged to the extent of the trustee’s payment.
     13.03 Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, pledge, attachment or encumbrance of any kind; provided, however, that:
     (a) in the event that, at the time of a Participant’s Separation from Service (or, in the case of any Exempt Benefits, his or her Termination of Employment), the Participant is indebted to any member of the Employer Group, such member shall have the right to offset any such indebtedness (including any interest thereon) to the fullest extent permitted by law against any benefits otherwise due under this Plan with respect to the Participant, by applying such indebtedness (including any interest thereon) pro-rata to each successive benefit payment when it becomes due thereafter, until the full amount of the debt and any interest owed to any member of the Employer Group has been paid; and

     (b) all or any portion of a Participant’s unpaid benefits under this Plan may be assigned by court order to the Participant’s former spouse in connection with a dissolution of their marriage, but only if the Retirement Committee determines, in its sole discretion, that the order satisfies such requirements of a “qualified domestic relations order” as are set forth in paragraphs (1) through (3) of Code section 414(p), as if the Plan were a plan described in Code section 401(a)(13); provided, however, that no such assigned benefit shall be payable in a form or at a time not otherwise permitted under the Plan. The federal income and payroll taxation of any Plan benefits assigned as provided in the preceding sentence shall be governed by Revenue Rulings 2002-22 and 2004-60, or any applicable guidance subsequently published by the Internal Revenue Service or the Department of the Treasury.
     13.04 Applicable Laws. Effective as of January 1, 2005, the Plan and all rights hereunder shall be governed by and construed according to Code section 409A (in the manner provided in subsection (b) of Section 1.02 above), other applicable federal laws and the applicable laws of the State of Minnesota, except to the extent such State laws are preempted by the federal laws of the United States of America.
     13.05 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant or Beneficiary to the Plan Sponsor or the Retirement Committee shall be made in writing (including any electronic writing recognized under applicable law and permitted by the Retirement Committee), and in such form as the Retirement Committee shall prescribe. Any written communication made under this Plan shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to either (a) the address of the Participant or Beneficiary last shown in the Plan Sponsor’s records; or (b), if sent to the Retirement Committee or Plan Sponsor, its principal offices at Minneapolis, Minnesota, to the attention of the “Retirement Committee” or one of its members.
     13.06 Captions. The captions at the head of the Articles and Sections of this Plan are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Plan.
     13.07 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof; and in any such case the remainder shall continue in full force and effect, to the extent that any purposes of the Plan may still be carried out.
     13.08 Binding Instrument. The provisions of this Plan shall be binding upon each Participant and Alternate Payee (and their respective heirs, personal representatives and Beneficiaries); and upon the Retirement Committee and the Plan Sponsor, its successors and assigns.
[signature page follows]

     IN WITNESS WHEREOF, the Retirement Committee has approved this instrument at its meeting on August 29, 2008; and has caused this instrument to be executed by an officer of the Plan Sponsor on this 9th day of December, 2008, but effective as of January 1, 2008, except as otherwise specified herein.

G&K SERVICES, INC.
By	/s/ Jeffrey L. Cotter
Its Vice President, General Counsel

Exhibit A
to the
G&K SERVICES
EXECUTIVE DEFERRED COMPENSATION PLAN
Description of Investment Funds Used to Measure
Investment Return or Loss
(Effective as of September 7, 2007)
1.	Stable Income Fund. The Wells Fargo Stable Income Fund invests in short-term investment-grade securities, including mortgage-backed securities and U.S. government obligations.

2.	Bond Fund. The MFS Research Bond Fund invests in fixed-income securities.

3.	Balanced Fund. The Oakmark Equity & Income Fund invests in equities and U.S. government and corporate debt rated AA or higher. It may invest up to 20% of assets in unrated debt or debt rated below investment-grade. The fund may also invest in up to 25% of assets in foreign securities.

This Fund has been designated by the Retirement Committee as the default investment measurement fund described at the end of Section 7.02(a) of the Plan.

4.	Large Cap Equity Funds.
•	The Wells Fargo Advantage Index Fund invests in common stocks to replicate the total rate of return of the S&P 500 Index, before fees and expenses.

•	The T. Rowe Price Growth Stock Fund will normally invest in at least 80% of assets in the common stock of a diversified group of growth companies.
5.	Small Cap Equity Fund. The Heartland Value Fund invests in equity securities of small companies with market capitalizations of less than $1.5 billion and may invest a significant portion of assets in companies with market capitalizations of less than $300 million. It may invest up to 15% of assets in liquid securities.

6.	International Equity. The American Funds EuroPacific Fund normally invests at least 80% of assets in securities of issuers located in Europe and the Pacific Basin.
     For valuation purposes under this Plan, any Investment Return or Loss measured by any of the Funds listed above will be adjusted periodically, pursuant to Section 7.01, to reflect unit market value changes in each of such funds, and to reflect applicable fees, including short term trading fees.